Exhibit 10.2

EXECUTION
$125,000,000
TERM LOAN CREDIT AGREEMENT
Dated as of May 31, 2007
among
HAMILTON BEACH/PROCTOR-SILEX, INC.,
as Borrower,
EACH OF THE OTHER CREDIT PARTIES PARTY HERETO,
EACH OF THE FINANCIAL INSTITUTIONS
INITIALLY A SIGNATORY HERETO,
TOGETHER WITH THOSE ASSIGNEES
PURSUANT TO SECTION 14.3 HEREOF,
as Lenders,
UBS AG, STAMFORD BRANCH,
as Administrative Agent,
KEYBANK, NATIONAL ASSOCIATION,
as Documentation Agent,
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

UBS SECURITIES LLC,
and
WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arrangers
and
Bookrunners

i

ANNEXES, EXHIBITS AND SCHEDULES
ANNEXES

Annex I	Amortization Table
EXHIBITS

Exhibit A	[Intentionally Omitted]
Exhibit B	Form of Guaranty Agreement
Exhibit C	[Intentionally Omitted]
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Term Note
Exhibit G	Form of Security Agreement
Exhibit H	Form of Mortgage
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Compliance Certificate
Exhibit K	Form of Assignment and Assumption
Exhibit L	Form of Pledge Agreement
Exhibit M	[Intentionally Omitted]
Exhibit N	Form of Non-Bank Certificate
Exhibit O	Form of Holdings Pledge Agreement
Exhibit P	Form of Subordinated Note
Exhibit Q	Form of Joinder Agreement
SCHEDULES

Schedule 1.1A	Lenders and Commitments
Schedule 1.1D	Investments
Schedule 1.1E	Liens
Schedule 5.1(m)	Corporate Structure
Schedule 6.1	Jurisdictions of Organization
Schedule 6.2	Authorization
Schedule 6.9	Indebtedness
Schedule 6.10	Litigation
Schedule 6.11	Material Contracts
Schedule 6.15	Subsidiaries
Schedule 6.16	Real Estate
Schedule 6.19	Hazardous Substances
Schedule 6.20	Intellectual Property
Schedule 6.22	Collateral Locations

v

Schedule 6.23	Fictitious Business Names
Schedule 6.24	Trade Suppliers
Schedule 6.26	Brokers’ Fees
Schedule 6.29	Key Members of Management
Schedule 6.31	Insurance
Schedule 14.1	Addresses for Notices

TERM LOAN CREDIT AGREEMENT
THIS TERM LOAN CREDIT AGREEMENT is entered into as of May 31, 2007, among HAMILTON BEACH/PROCTOR-SILEX, INC., a Delaware corporation (the “Borrower”), each of the other Credit Parties (as such term is defined herein) party hereto, each of the financial institutions identified as Lenders on Schedule 1.1A hereto (together with each of their successors and assigns, referred to individually as a “Lender” and, collectively, as the “Lenders”), UBS AG, STAMFORD BRANCH (“UBS AG”), acting in the manner and to the extent described in Article XIII hereof (in such capacity, the “Administrative Agent”), KEYBANK, NATIONAL ASSOCIATION, as Documentation Agent and WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent.
W I T N E S S E T H:
     WHEREAS, the Borrower wishes to obtain a term loan credit facility to finance (i) the payment by Borrower of a special one-time dividend to NACCO Industries, Inc. (“NACCO”) or one of NACCO’s wholly owned subsidiaries on the Closing Date, (ii) the payment of fees, costs and expenses in connection with such special one-time dividend, and (iii) the repayment of certain existing Indebtedness of the Borrower and its Subsidiaries; and
     WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make the Term Loans to the Borrower on the Closing Date;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS.
     1.1 General Definitions.
     As used herein, the following terms shall have the meanings herein specified:
     “Accounting Changes” means, with respect to any Person, changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).
     “Accounts” means all of Borrower’s and each other Credit Party’s “accounts” (as defined in the UCC), whether now existing or existing in the future, and shall include (whether or not otherwise included in such definitions, and without limiting the generality thereof), all (i) accounts receivable (whether or not specifically listed on schedules furnished to the Administrative Agent), including, without limitation, all accounts created by or arising from all of Borrower’s and each other Credit Party’s sales of goods or rendition of services made under any of Borrower’s and each other Credit Party’s trade names or styles, or through any of Borrower’s and each other Credit Party’s divisions; (ii) unpaid seller’s rights (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (iii) rights to any goods represented by any of the foregoing, including returned or repossessed goods; (iv) reserves and credit balances held by Borrower and each other Credit Party with respect to any such accounts receivable or account debtors; (v) guarantees or collateral for any of the foregoing; and (vi) insurance policies or rights relating to any of the foregoing.
     “Adjusted Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Loan in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Loan for such Interest Period.
     “Administrative Agent” has the meaning assigned to it in the preamble to this Agreement and includes any successor appointed pursuant to and in accordance with Section 13.9.
     “Affiliate” of any Person means any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” or “Credit Agreement” means this term loan credit agreement, dated as of the date hereof, as the same may be modified, amended, extended, restated or supplemented from time to time.
     “Altoona” means Altoona Services, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of the Borrower.
     “Anti-Terrorism Laws” means such term as defined in Section 6.33.
     “Apex” means Apex Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of the Borrower.

     “Applicable Percentage” means, for any day, with respect to any Eurodollar Loan or Base Rate Loan, as the case may be, the applicable percentage set forth in the table below under the appropriate caption.

Total Leverage Ratio	Eurodollar Loans	Base Rate Loans
Level I: > 2.50 : 1.00	2.25%	1.25%
Level II: < 2.50 : 1.00	2.00%	1.00%
Each change in the Applicable Percentage resulting from a change in the Total Leverage Ratio shall be effective with respect to all Loans outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Sections 7.1(a), 7.1(b) and 7.1(d), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating such other change. Notwithstanding the foregoing, the Total Leverage Ratio shall be deemed to be in Level I (i) from the Closing Date until the date of delivery to the Administrative Agent of the financial statements and certificates required by Sections 7.1(a), 7.1(b) and 7.1(d), as applicable, for the fiscal period ended at least three (3) months after the Closing Date, (ii) at any time during which Borrower has failed to deliver the financial statements and certificates required by Sections 7.1(a), 7.1(b) and 7.1(d), respectively, and (iii) at any time during the existence of an Event of Default.
     “Arrangers” means, collectively, UBS Securities LLC and Wachovia Capital Markets, LLC in their capacities as joint lead arrangers.
     “Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Holdings or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case, to any Person other than (i) Borrower, (ii) any Guarantor, (iii) other than for purposes of Section 9.5, any other Subsidiary of Holdings, (iv) a director of Holdings pursuant to the Non-Employee Directors Equity Compensation Plan, or (v) an employee of Holdings or its Subsidiaries pursuant to the Executive Long-Term Incentive Compensation Plan.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.3, and accepted by the Administrative Agent, in substantially the form of Exhibit K, or any other form approved by the Administrative Agent.
     “Average Consolidated Funded Debt” means, as of the date of determination, the simple average of the Consolidated Funded Debt as of the end of each month in the trailing 12-month period, as verified by the Administrative Agent.
     “Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (a) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (b) any proceeding shall be instituted against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property including, but not limited to, an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against a Person and any such proceeding or petition remains unstayed and in effect for a period of sixty (60) consecutive days; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (d) such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.
     “Base Rate” means the higher of (a) the Federal Funds Rate plus 0.5% or (b) the Prime Rate; provided, however, that if in the reasonable judgment of the Administrative Agent the Federal Funds Rate cannot be determined then the Prime Rate shall apply until the circumstances giving rise to such inability to determine the Federal Funds Rate no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate or the Federal Funds Rate, respectively.
     “Base Rate Loans” means all Loans accruing interest based on the Base Rate.
     “Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Holdings or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA. Notwithstanding the foregoing, for periods after the occurrence of the Holdings Spinoff, the term “Benefit Plan” shall not include the Combined Defined Benefit Plan of NACCO Industries, Inc. and its Subsidiaries or the NACCO Materials Handling Group, Inc. Defined Benefit Plan for Union Employees.
     “Borrower” has the meaning set forth in the preamble to this Agreement.
     “Borrowing” means Loans of the same and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

     “Business Day” means (a) any day other than a Saturday, a Sunday, a legal holiday in Stamford, Connecticut or a day on which banking institutions located in Stamford, Connecticut are authorized by law or other governmental actions to close and (b) in the case of Eurodollar Loans, a Business Day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank Eurodollar market.
     “Business Entity” means a partnership (limited, general or other), corporation, business trust, limited liability company, joint stock company, trust, association, joint venture, company, firm, sociedad anónima de la capital variable and any other business organization under the laws of any applicable jurisdiction.
     “Canadian Subsidiaries” means, collectively, Proctor-Silex Canada, Inc. and any other Subsidiaries of the Borrower formed under the laws of Canada.
     “Capital Expenditures” means, for any applicable period of computation, without duplication, an amount equal to the consolidated aggregate expenditures of Holdings and its consolidated Subsidiaries during such period for the acquisition (including the acquisition by way of Capital Lease) or improvement of capital assets that, in conformity with GAAP, are required to be classified as capital expenditures but excluding (a) interest capitalized relating to and during construction of Property, (b) expenditures made in connection with the replacement or restoration of Property to the extent reimbursed or financed from insurance or condemnation proceeds not constituting net cash proceeds of sale of such Property, and (c) expenditures made with the proceeds from the sales of similar Property but only to the extent of the proceeds of such sales and to the extent such sales and reinvestments are otherwise permitted under this Agreement.
     “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
     “Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (ii) time deposits or certificates of deposit or bankers’ acceptances of any commercial bank incorporated under the laws of the United States or any state thereof of recognized standing having capital and unimpaired surplus in excess of $1,000,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (any such bank, an “Approved Bank”), with such deposits or certificates having maturities of not more than one (1) year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank, (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition, and (v) investments in money market funds that are registered under the Investment Company Act of 1940, as amended, which have net assets of at least $1,000,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above. All such Cash Equivalents must be denominated solely for payment in Dollars.
     “Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period to the extent paid in cash, less gross interest income of Holdings and its Subsidiaries for such period.
     “Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.
     “Change of Control” means the occurrence of any of the following events: (a) (i) prior to the occurrence of the Holdings Spinoff, NACCO shall fail to own, directly or indirectly, 100% of the outstanding shares of Capital Stock of Holdings, or (ii) upon or after occurrence of the Holdings Spinoff: (A) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such Person or group shall be deemed to have “beneficial ownership” of all securities that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 25% of the voting power of the total outstanding Voting Stock of Holdings; provided, that, in the event that Permitted Holders collectively are the beneficial owners of, or have the right to acquire, 33% or more of the voting power of the total outstanding Voting Stock of Holdings, then such threshold percentage shall be 40% instead of 25%; or (B) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of 66 2/3% of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings; (b) Holdings shall fail to own, directly or indirectly, 100% of the outstanding shares of Capital Stock of the Borrower; or (c) the Borrower shall fail to own, directly or indirectly, 100% of the outstanding shares of Capital Stock of the other Credit Parties owned by the Borrower as of the Closing Date except in accordance with a transaction permitted under the terms of this Agreement. For the avoidance of doubt, the Holdings Spinoff shall not constitute a “Change of Control”.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Closing Date” means the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.
     “Collateral” means any and all assets and rights and interests in or to property of the Credit Parties pledged from time to time as security for the Obligations pursuant to the Security Documents whether now owned or hereafter acquired.
     “Commitments” means the Term Loan Commitment.
     “Commitment Percentage” means, with respect to any Lender, at any time after all the Commitments have terminated, the percentage which such Lender’s Credit Exposure constitutes of the aggregate principal amount of all Loans then outstanding under this Credit Agreement.
     “Consolidated Adjusted EBITDA” means, for any applicable period of computation, without duplication, the sum of (i) Consolidated EBITDA for such period, plus (ii) nonrecurring items determined by Holdings and acceptable to the Required Lenders for such period, plus (iii) equity contributions made in cash by Holdings to the Borrower during such period or within thirty days following the end of such period and specifically designated for allocation to such period and not in the period in which made, plus (iv) restricted stock awards and retention payments not to exceed $3,000,000 during such period; provided, that, for the fiscal quarters set forth below the amounts set forth below for each such fiscal quarter shall be added back to “Consolidated Adjusted EBITDA”:

Fiscal Quarter Ending	Amount
June 30, 2007	$6,174,000
September 30, 2007	$3,766,000
December 31, 2007	$1,945,000
March 30, 2008	$1,797,000
June 30, 2008 and thereafter	$ 0

     The applicable period of computation shall be the trailing 12-month period ending as of the date of determination.
     “Consolidated Cash Taxes” means, for any applicable period of computation, the aggregate of all income taxes (including, without duplication, franchise and foreign withholding taxes and any state single business unitary or similar tax) of the Consolidated Group determined on a consolidated basis in accordance with applicable law and GAAP applied on a consistent basis for such period, to the extent the same are paid in cash during such period net of all tax refunds and payments under the Tax Sharing Agreement received in cash during such period.
     “Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP.
     “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans or any loans outstanding under the Revolving Credit Agreement) on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP.
     “Consolidated EBITDA” means, for any applicable period of computation, without duplication, the sum of (i) Consolidated Net Income for such period, but excluding therefrom all extraordinary gains and losses determined in accordance with GAAP, plus (ii) to the extent deducted in determining Consolidated Net Income for such period, but without duplication, the aggregate amount of (a) depreciation and amortization charges and expenses, (b) aggregate Consolidated Interest Expense for such period, (c) the aggregate amount of all income taxes reflected on the consolidated statements of income of Holdings and its Subsidiaries for such period, (d) non-recurring non-cash charges and expenses (including the cumulative effect of any Accounting Changes), net of cash charges for such period relating to non-recurring charges and expenses included in the computation of Consolidated EBITDA for any prior period, (e) accruals for long-term deferred compensation (net of cash payments of deferred compensation accrued in prior periods) and (f) non-cash charges relating to the mark to market provision for, the termination of, or terminated, Hedging Agreements and minus (iii) to the extent included in determining Consolidated Net Income for such period, but without duplication, (a) non-recurring non-cash gains (including the cumulative effect of any Accounting Changes), net of cash received for such period relating to such gains included in the computation of Consolidated EBITDA for any prior period and (b) non-cash income relating to the mark to market provision for, the termination of, or terminated, Hedging Agreements. The applicable period of computation shall be the trailing 12-month period ending as of the date of determination.

     “Consolidated Fixed Charges” means, for any applicable period of computation, without duplication, the sum of (i) all Consolidated Interest Expense and termination payments under Hedging Agreements and other fees and charges associated with Funded Debt (including, in the case of any Credit Party, Loans and letters of credit), to the extent paid in cash during the applicable period (other than the amortization of deferred financing fees and expenses included in Consolidated Interest Expense) plus (ii) all Consolidated Scheduled Funded Debt Payments for the applicable period plus (iii) cash dividends or other distributions paid by the Borrower pursuant to Section 9.11 during the applicable period. Notwithstanding anything to the contrary herein, the NACCO Dividend shall be excluded from “Consolidated Fixed Charges”. Except as otherwise provided herein, the applicable period of computation shall be the trailing 12-month period ending as of the date of determination.
     “Consolidated Funded Debt” means, as of the date of determination, all Funded Debt of the Consolidated Group, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Group” means Holdings and all of its consolidated Subsidiaries whether direct or indirect and whether now owned or hereafter acquired.
     “Consolidated Interest Expense” means, for any period, all interest expense of the Consolidated Group for such period, including any settlement payments under Hedging Agreements, net of interest income for such period, all as determined in accordance with GAAP.
     “Consolidated Net Income” means, for any period, the net income after taxes of the Consolidated Group for such period, as determined in accordance with GAAP.
     “Consolidated Parties” means the members of the Consolidated Group, and “Consolidated Party” means any one of them.
     “Consolidated Scheduled Funded Debt Payments” means, as of the date of determination, the sum of all scheduled payments of principal on Consolidated Funded Debt (regardless of whether or not the amounts of such scheduled payments have been reduced as a result of prepayments as contemplated by Section 2.10(f)) for the applicable period ending on such date (including the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during the applicable period ending on such date).
     “Credit Agreement” or “Agreement” means this term loan credit agreement, dated as of the date hereof, as the same may be modified, amended, extended, restated or supplemented from time to time.
     “Credit Documents” means this Credit Agreement, the Term Notes, the Guaranty Agreements, the Security Documents, the Intercreditor Agreement and all other documents and instruments executed or delivered pursuant thereto, as the same may be modified, amended, extended, restated or supplemented from time to time.
     “Credit Exposure” means such term as defined in the definition of Required Lenders.

     “Credit Parties” means the Borrower, Holdings and each other Guarantor.
     “Debt Issuance” means the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 9.1).
     “Debt Service” means, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness for such period.
     “Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Lender” means, at any time, any Lender that, at such time, (a) has failed to make a Loan, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement or (c) has become insolvent or has become subject to a receiver, trustee or similar official.
     “Default Rate” means such term as defined in Section 2.6(c).
     “DOL” means the U.S. Department of Labor and any successor department or agency.
     “Eligible Assignee” means (a) any Lender or Affiliate or Subsidiary of a Lender and (b) any other commercial bank, financial institution, institutional lender or “accredited investor” (as defined in Regulation D of the Securities and Exchange Commission) with a net worth of at least $2,000,000,000.
     “Environmental Laws” means any current or future Requirement of Law of any Governmental Authority applicable to the Credit Parties pertaining to (a) the protection of health, safety, and the environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., and the Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq.

     “Equity Interest” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
     “Equity Issuance” means, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Holdings.
     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
     “ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with Holdings within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes Holdings and which is treated as a single employer under Sections 414(b) or (c) of the Code.
     “ERISA Event” means (a) with respect to any Benefit Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of Holdings or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Single Employer Plan or Multiemployer Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Single Employer Plan or a Multiemployer Plan by the PBGC under Section 4042 of ERISA; (e) the termination of, or the appointment of a trustee to administer, any Single Employer Plan or Multiemployer Plan pursuant to Section 4042 of ERISA; (f) the complete or partial withdrawal of Holdings or any ERISA Affiliate from a Multiemployer Plan; (g) the conditions for imposition of a Lien under Section 302(f) of ERISA exist with respect to any Single Employer Plan; or (h) the adoption of an amendment to any Single Employer Plan requiring the application of Section 307 of ERISA. Notwithstanding the foregoing, neither the Holdings Spinoff nor the NACCO Dividend shall be considered an ERISA Event under this Agreement.
     “Eurodollar Loans” means Loans accruing interest at the Adjusted Eurodollar Rate. All Eurodollar Loans shall be made in U.S. dollars.
     “Event of Default” means such terms as defined in Section 11.1.
     “Excess Amount” means such term as defined in Section 2.10.

     “Excess Availability” shall have the meaning ascribed to such term in the Revolving Credit Agreement (as of the Closing Date).
     “Excess Cash Flow” means, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:
     (a) Debt Service for such Excess Cash Flow Period (for the avoidance of doubt, including any Debt Service paid during such period pursuant to Section 2.10(e));
     (b) any voluntary prepayments of Term Loans, or payments under the Revolving Credit Agreement to the extent there is a corresponding permanent reduction in the amount of the commitments thereunder, during such Excess Cash Flow Period;
     (c) Capital Expenditures during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered) that are paid in cash;
     (d) Capital Expenditures that Holdings or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that Holdings shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Senior Financial Officer of Holdings and certifying that such Capital Expenditures will be made in the following Excess Cash Flow Period;
     (e) the aggregate amount of investments made in cash during such period described in clauses (d), (l), (m), or (n) of the definition of “Permitted Investments”.
     (f) taxes of Holdings and its Subsidiaries that were paid in cash during such Excess Cash Flow Period or will be paid within six months after the end of such Excess Cash Flow Period and for which accruals have been established;
     (g) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period over the amount of Net Working Capital at the end of such Excess Cash Flow Period; and
     (h) to the extent added to determine Consolidated EBITDA, all items that did not result from a cash payment to Holdings or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period;
     provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:
     (i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

     (ii) all proceeds received during such Excess Cash Flow Period of any Indebtedness to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings);
     (iii) to the extent any permitted Capital Expenditures referred to in clause (d) above do not occur in the Excess Cash Flow Period specified in the certificate of Holdings provided pursuant to clause (d) above, such amounts of Capital Expenditures that were not so made in the Excess Cash Flow Period specified in such certificates;
     (iv) any return on or in respect of investments received in cash during such period, of the type described in clauses (d), (l) or (n) of the definition of “Permitted Investments”;
     (v) if deducted in the computation of Consolidated EBITDA, interest income; and
     (vi) to the extent subtracted in determining Consolidated EBITDA, all items that did not result from a cash payment by Holdings or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period.
Notwithstanding the foregoing, changes in working capital that result in positive Excess Cash Flow shall be capped at $4,000,000 for purposes of calculating “Excess Cash Flow” under this definition.
     “Excess Cash Flow Period” means each of (i) the fiscal year of Holdings and its Subsidiaries ending December 31, 2007 and (ii) each fiscal year of Holdings and its Subsidiaries thereafter.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction and (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.16; provided that this subclause (b)(i) shall not apply to any tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).
     “Executive Order” means such term as defined in Section 6.33.

     “Federal Funds Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve Bank of New York, or if such rate is not released on any Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions, received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the fee letter agreement, dated as of April 25, 2007, by and among the Administrative Agent, the Syndication Agent, the Arrangers, UBS Loan Finance LLC, the Borrower and Holdings, as amended or otherwise modified from time to time.
     “Financial Statements” means the financial statements and Projections described in Section 6.6.
     “Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of (i) Consolidated Adjusted EBITDA less Unfinanced Capital Expenditures net of proceeds from asset sales less Consolidated Cash Taxes to (ii) total Consolidated Fixed Charges. The applicable period of computation shall be the trailing 12-month period ending as of the date of determination.
     “Foreign Lender” means any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.
     “Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
     “Funded Debt” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date prior to 180 days following the Maturity Date, (h) the principal portion of all obligations of such Person under off-balance sheet financing arrangements (including synthetic leases but excluding true operating leases), (i) all Indebtedness of another Person of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (j) all Guaranty Obligations of such Person with respect to Indebtedness of the type referred to in clauses (a) through (h) above of another Person and (k) Indebtedness of the type referred to in clauses (a) through (h) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.
     “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.
     “Governmental Authority” means any Federal, State, Provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
     “Grupo” means Grupo HB/PS, Sociedad Anónima de Capital Variable, a Mexican Subsidiary of the Borrower.
     “Guarantor” means Holdings and each Person that is a party as a guarantor to a Guaranty Agreement and shall include in any event each direct and indirect wholly-owned domestic Subsidiary of the Borrower other than Altoona and Apex, whether existing on the Closing Date or subsequently acquired or formed.
     “Guaranty Agreements” means the Guaranty Agreements in the form attached hereto as Exhibit B executed by Holdings and each other Guarantor with respect to the Obligations and any future Guaranty Agreement executed in accordance with the terms of this Agreement, as each such Guaranty Agreement may be amended, modified or replaced from time to time.
     “Guaranty Obligations” of any Person means any obligations (other than (a) endorsements in the ordinary course of business of negotiable instruments for deposit or collection, (b) obligations arising under the Guaranty Agreements and (c) obligations arising under guaranties by a Credit Party of another Credit Party or a Canadian Subsidiary) guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent to, (i) purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (iv) otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.
     “Hamilton Beach Mexico” means Hamilton Beach/Proctor-Silex de Mexico Sociedad Anónima de Capital Variable, a Mexican Subsidiary of the Borrower.

     “Hedging Agreements” means any interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements.
     “Highest Lawful Rate” means, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Credit Agreement, under the laws of the State of Connecticut (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable United States federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under Connecticut’s or such other jurisdiction’s law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.
     “Holdings” means Hamilton Beach, Inc., a Delaware corporation.
     “Holdings Pledge Agreement” means the Pledge Agreement, of even date herewith, between the Administrative Agent and Holdings, in the form attached hereto as Exhibit O, as amended, supplemented or otherwise modified from time to time.
     “Holdings Spinoff” means the transfer by NACCO or one of its wholly-owned Subsidiaries of NACCO’s direct or indirect ownership interest in Holdings to the shareholders of NACCO by means of and pursuant to a spinoff transaction as described in the form 8-K filed by Holdings on April 26, 2007.
     “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guaranties of such Person with respect to Indebtedness of the type referred to in this definition of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) the net amount of all obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such

Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (l) the principal portion of all obligations of such Person under off-balance sheet financing arrangements (including synthetic leases but excluding true operating leases) and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.
     “Indemnified Taxes” means all taxes other than Excluded Taxes.
     “Information” means such term as defined in Section 14.19.
     “Intellectual Property” means such term as defined in Section 6.20.
     “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith, by and among the Borrower, the other Credit Parties party thereto, the Administrative Agent, and the Revolving Administrative Agent, as such agreement may be amended, amended and restated, modified, supplemented or replaced from time to time in accordance with its terms.
     “Interest Election Request” means a request by Borrower to convert or continue a Term Loan in accordance with Section 2.8(b), substantially in the form of Exhibit E.
     “Interest Payment Date” means (a) as to all Loans, other than Eurodollar Loans, the last day of each month, (b) as to Eurodollar Loans having an Interest Period of three months or less, the last day of each applicable Interest Period and (c) as to Eurodollar Loans having an Interest Period longer than three months, each day which is three months after the first day of the Interest Period and the last day of such Interest Period; provided, that if an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of an Interest Period where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.
     “Interest Period” means, with respect to Eurodollar Loans, a period of one, two, three or six month’s duration, as the Borrower may elect from time to time, commencing, in each case, on the date of the borrowing (or continuation or conversion thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.
     “Interest Rate Protection Agreement” means any interest rate protection agreement or any other interest rate derivative product arrangement between Borrower and any Lender, or any affiliate of a Lender.
     “Inventory” means all of Borrower’s and each other Credit Party’s inventory, including without limitation, (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the Borrower’s and each other Credit Party’s business; (ii) all goods, wares and merchandise, finished or unfinished, held for sale; and (iii) all goods returned to or repossessed by the Borrower or any other Credit Party.
     “Investment” means, with respect to any Person, (a) the acquisition (whether for cash, property, services, assumption of Indebtedness or securities or otherwise) of assets comprising a business, shares of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of another Person, (b) any deposit with, or advance, loan or other extension of credit to, such other Person (other than deposits made in the ordinary course of business and trade credit extended to Consolidated Parties so long as it does not constitute Indebtedness)) or (c) any other investment in such other Person, including without limitation, any Guaranty Obligation for the benefit of such other Person.
     “Joinder Agreement” means a joinder agreement substantially in the form of Exhibit Q.
     “Kitchen Collection” means The Kitchen Collection, Inc., a Delaware corporation.
     “Lender Hedging Agreement” means any Hedging Agreement between Borrower and any Lender, or any affiliate of a Lender.
     “Lenders” means the Lenders identified as such on Schedule 1.1A and such other Lenders as may be added in accordance with the terms of this Agreement.
     “LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” means, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” means the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).
     “Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), hypothec, preference, priority, or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction, or other similar recording or notice statute, and any lease in the nature thereof).
     “Loans” means the Term Loans (or a portion of any Term Loan), individually or collectively, as appropriate.
     “Material Adverse Effect” means a material adverse effect, after taking into account any applicable insurance (to the extent the provider of such insurance has the financial ability to support its obligations with respect thereto and is not disputing or refusing to acknowledge same), on (a) the business, assets, operations, or financial condition of the Consolidated Group, taken as a whole, (b) the ability of (i) the Borrower to perform its obligations under this Credit Agreement or any of the other Credit Documents, or (ii) the Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents, (c) the Collateral or (d) the validity or enforceability of this Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder, taken as a whole.
     “Material Contract” means any written contract or other arrangement to which Borrower or any of its Subsidiaries is a party as to which the breach, nonperformance, termination, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
     “Maturity Date” means the sixth anniversary of the Closing Date.
     “Mexican Subsidiaries” means, collectively, Grupo and Hamilton Beach Mexico.
     “Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit H or, subject to the terms of the Intercreditor Agreement, other form reasonably satisfactory to the Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
     “Mortgaged Property” means (a) each parcel of Real Estate identified as a Mortgaged Property on Schedule 6.16 and (b) each parcel of real property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 7.11.
     “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.
     “Multiple Employer Plan” means a Plan (other than a Multiemployer Plan) which Holdings or any ERISA Affiliate and at least one other employer other than Holdings or any ERISA Affiliate are contributing sponsors.
     “NACCO” means NACCO Industries, Inc., a Delaware corporation.

     “NACCO Dividend” means the special one-time dividend payment by the Borrower to Holdings and by Holdings on to NACCO or one of NACCO’s wholly owned subsidiaries on the Closing Date in an aggregate amount not to exceed $110,000,000.
     “Net Cash Proceeds” means:
     (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests or any Asset Sale made pursuant to Sections 9.5(a), (c), (d), (e), (f), (h) or (i) or pursuant to clause (c) of the definition of “Permitted Investments”), the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Credit Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);
     (b) with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and
     (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
     “Net Working Capital” means, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.
     “Non-Guarantor Subsidiary” means each Subsidiary that is not a Guarantor.
     “Notes” means the Term Notes, individually or collectively, as appropriate.

     “Obligations” means the Loans, any other loans and advances or extensions of credit made or to be made by any Lender to Borrower, or to others for Borrower’s account in each case pursuant to the terms and provisions of this Credit Agreement, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and, including, without limitation, any reimbursement obligation or indemnity of the Borrower or any other Credit Party on account of all indebtedness, fees, liabilities and obligations which may at any time be owing by Borrower or any other Credit Party to any Lender (or an Affiliate of any Lender) in each case pursuant to this Credit Agreement or any other Credit Document, whether now in existence or incurred by Borrower or any other Credit Party from time to time hereafter, whether unsecured or secured by pledge, Lien upon or security interest in any of Borrower’s or any other Credit Party’s assets or property or the assets or property of any other Person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether Borrower or any other Credit Party is liable to such Lender (or such Affiliate) for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include any other indebtedness owing to any Lender (or an Affiliate of any Lender) by Borrower or any other Credit Party under this Credit Agreement and the other Credit Documents, Borrower’s or any other Credit Party’s liability to any Lender (or an Affiliate of any Lender) pursuant to this Credit Agreement as maker or endorser of any promissory note or other instrument for the payment of money, Borrower’s or any other Credit Party’s liability to any Lender (or an Affiliate of any Lender) pursuant to this Credit Agreement or any other Credit Document under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which any Lender (or an Affiliate of any Lender) may make or issue to others for Borrower’s or any other Credit Party’s account pursuant to this Credit Agreement, all liabilities and obligations owing from Borrower or any other Credit Party to any Lender, or any Affiliate of a Lender, arising under Lender Hedging Agreements, and all obligations of the Guarantors to any Lender (or an Affiliate of any Lender) and the Administrative Agent arising under or in connection with the Guaranty Agreement or any other Credit Document, including, without limitation, the Guaranteed Obligations (as defined in any Guaranty Agreement).
     “Original Currency” means such term as defined in Section 14.20.
     “Other Currency” means such term as defined in Section 14.20.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereof.
     “Permitted Acquisition” means an acquisition or any series of related acquisitions by the Borrower of (a) the assets or the outstanding Voting Stock or economic interests of any Person, (b) any division, line of business or other business unit of any Person or (c) Capital Stock of a joint venture constituting a majority of the Capital Stock of such Person to the extent that the Borrower already owns Capital Stock of such joint venture (such Person or such division, line of business or other business unit of such Person or such joint venture shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of this Agreement, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect to such acquisition, (ii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target subject to Permitted Liens and in accordance with the Security Documents and the Target, if a Person, shall have executed a Joinder Agreement in accordance with Section 7.11, (iii) the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarters prior to the acquisition date in an amount greater than $0 (with pro forma adjustments acceptable to the Administrative Agent), (iv) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the Borrower and the Target, (v) after giving effect to such acquisition, there shall be at least $15,000,000 of Excess Availability (including Eligible Inventory and Eligible Accounts Receivable (as such terms are defined in the Revolving Credit Agreement) until the Administrative Agent shall have received all documentation that it reasonably requests, including, without limitation, a satisfactory field examination), and (vi) the total cash consideration for all such acquisitions made during the term of this Agreement shall not exceed $5,000,000 in the aggregate.
     “Permitted Holders” means, collectively, the parties to the Stockholders’ Agreement, dated as of March 15, 1990, as amended from time to time, by and among National City Bank, (Cleveland, Ohio), as depository, the Participating Stockholders (as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholder’s Agreement shall be such definition in effect on the Closing Date.
     “Permitted Investments” means:
     (a) cash and Cash Equivalents;
     (b) money market investment programs that invest exclusively in Cash Equivalents and that are classified as a current asset in accordance with GAAP and that are administered by broker-dealers reasonably acceptable to the Administrative Agent;
     (c) Investments by (i) Credit Parties in Canadian Subsidiaries not to exceed $5,000,000 in the aggregate outstanding at any one time (which $5,000,000 limitation will include loans made pursuant to Section 9.1(e)(iii)), (ii) Consolidated Parties in Credit Parties, and (iii) Consolidated Parties (other than Credit Parties) in Consolidated Parties;
     (d) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses incidental to carrying on the business of the Credit Parties, including, without, limitation, travel, entertainment, relocation and other reasonable expenses associated with employee, officer, or director compensation and perquisites;

     (e) accounts receivable arising from the sale of goods and services in the ordinary course of business of the Credit Parties;
     (f) Investments received in settlement of debts (created in the ordinary course of business) owing to a Credit Party;
     (g) Investments existing on the Closing Date and set forth on Schedule 1.1D attached hereto;
     (h) Investments to the extent permitted pursuant to Sections 9.1, 9.2, 9.4, 9.5, 9.7 and 9.11;
     (i) promissory notes issued as consideration in connection with asset sales and other dispositions permitted hereunder;
     (j) Investments in deposit accounts opened in the ordinary course of business;
     (k) Investments in the Mexican Subsidiaries not to exceed $3,000,000 in the aggregate for the term of this Credit Agreement;
     (l) Investments of a nature not contemplated by the foregoing clauses hereof not to exceed $3,000,000 in the aggregate for the term of this Credit Agreement;
     (m) Permitted Acquisitions; and
     (n) such other Investments as the Administrative Agent and the Required Lenders may approve in their reasonable discretion.
     “Permitted Liens” means:
     (a) Liens in favor of the Administrative Agent and the Lenders pursuant to any Credit Document or any Lender Hedging Agreement;
     (b) Liens for taxes, assessments, charges or other government levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
     (c) Liens in respect of property imposed by law arising in the ordinary course of business such as landlord’s, materialmen’s, mechanics’, warehousemen’s, supplier’s or vendor’s and other like Liens provided that such Liens secure only amounts not delinquent by more than 60 days or which are being contested in good faith by appropriate actions or proceedings and for which adequate reserves have been established;

     (d) pledges or deposits made to secure payment of workers’ compensation insurance, unemployment insurance, pensions or social security programs and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
     (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, legal or other statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money);
     (f) easements, covenants, rights-of-way, restrictions (including zoning restrictions, municipal ordinances, entitlements, land use and environmental regulations), minor defects or irregularities in title (including reservations, limitations, provisos and conditions expressed in original grants from the Crown or other grants of real or immovable property, or interests therein) and other similar charges or encumbrances not impairing, in any material respect, the use of such property for its intended purposes or interfering, in any material respect, with the ordinary conduct of business of the Credit Parties;
     (g) Liens securing purchase money Indebtedness (including Capital Leases) (it being understood for the purposes of this Agreement that conditional sales contracts shall constitute purchase money indebtedness) permitted by Section 9.1(d);
     (h) Liens existing on property or assets of any Credit Party as of the date of this Agreement and disclosed on Schedule 1.1E; provided that the Liens set forth on Schedule 1.1E shall not extend to or secure any Indebtedness other than any such Indebtedness outstanding on the date hereof;
     (i) Subject to the terms of the Intercreditor Agreement, Liens granted in accordance with the terms of the Revolving Credit Agreement;
     (j) judgments and other similar Liens arising in connection with court proceedings to the extent such judgments do not constitute Events of Default; provided the execution or other enforcement of such Lien is effectively stayed or the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and
     (k) any interest or title of a lessor in the property subject to any Capital Lease or operating lease.
     “Person” means any individual, Business Entity or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which Holdings or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

     “Pledge Agreement” means the Pledge Agreement, of even date herewith, among the Administrative Agent, the Borrower and the other Credit Parties (other than Holdings), in the form attached hereto as Exhibit L, as amended, supplemented or otherwise modified from time to time.
     “PPSA” means the Personal Property Security Act in effect from time to time in Ontario, Canada (or such other analogous statute in effect from time to time in any other province or territory of Canada, as applicable).
     “Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Stamford, Connecticut (or such other principal office of the Administrative Agent as communicated in writing to the Borrower and the Lenders) as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.
     “Projections” means such term as defined in Section 6.6.
     “Property” means any Real Estate, personal property or other asset owned, leased or operated by any Credit Party or any of its Subsidiaries, as applicable.
     “Real Estate” means the real property owned or leased by the Credit Parties described in Schedule 6.16 attached hereto, together with all improvements and structures thereon.
     “Register” means a listing maintained by the Administrative Agent of, together with a copy of, each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.
     “Regulation A” means Regulation A of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation S-X” means Regulation S-X promulgated under the Securities Act of 1933.
     “Regulation U or X” means Regulation U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.
     “Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes in excess of 50% of the aggregate Credit Exposure of all Lenders at such time; provided, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender means (a) at any time prior to the termination of the Commitments, the Term Loan Commitment Percentage of such Lender multiplied by the Term Loan Commitments, and (b) at any time after the termination of the Commitments, the principal balance of outstanding Term Loans of such Lender.
     “Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its property is subject.
     “Restricted Payment” means (i) any cash dividend or other cash distribution, direct or indirect, on account of any shares of any class of Capital Stock of any member of the Consolidated Group, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any member of the Consolidated Group now or hereafter outstanding by such member of the Consolidated Group, except for any redemption, retirement, sinking funds or similar payment payable solely in such shares of that class of stock or in any class of stock junior to that class, (iii) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of any member of the Consolidated Group now or hereafter outstanding or (iv) any payment to any Affiliate of any Credit Party, including, without limitation, any management fees payable to any Affiliate, except to the extent otherwise expressly permitted in this Credit Agreement. Notwithstanding the foregoing, the NACCO Dividend shall not constitute a “Restricted Payment”.
     “Revolving Administrative Agent” means Wachovia Bank, National Association, in its capacity as administrative agent under the Revolving Credit Agreement.
     “Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 17, 2002, by and among the Borrower, the other Credit Parties party thereto, the Revolving Administrative Agent and the Revolving Lenders, as amended through the Closing Date, including as amended by the Revolving Credit Agreement Amendment, and as such agreement may, to the extent permitted by the Intercreditor Agreement, be further amended, modified, supplemented or replaced from time to time.
     “Revolving Credit Agreement Amendment” means the amendment to the Revolving Credit Agreement in form and substance satisfactory to the Administrative Agent, dated as of the date of this Agreement, by and among the Borrower, the other Credit Parties party thereto, the Revolving Administrative Agent and the Revolving Lenders.
     “Revolving Credit Documents” means the Credit Documents, as such term is defined in the Revolving Credit Agreement.
     “Revolving Lenders” means the lenders party to the Revolving Credit Agreement.
     “Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, direct or indirect, with any other Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     “Security Agreement” means the Security Agreement, of even date herewith, between the Administrative Agent, the Borrower and the other Credit Parties, in the form attached hereto as Exhibit G.
     “Security Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Holdings Pledge Agreement, and any Mortgages.
     “Senior Financial Officers” means the Vice President, Chief Financial Officer and Treasurer; Treasurer; or Assistant Treasurer of the Borrower or any other Credit Party.
     “Senior Management Members” means the President and Chief Executive Officer; Vice President, Engineering and New Product Development; Vice President, General Counsel and Secretary; Vice President, Marketing; Vice President, Manufacturing; Vice President, Operations, Vice President, Chief Financial Officer and Treasurer; and Senior Vice President, Sales of Holdings or the Borrower.
     “Senior Officers” means each of the Senior Financial Officers and each Senior Management Member and any other senior executive officer or similar senior official of any of the Credit Parties responsible for administration of the obligations of any such Credit Parties under or arising from or related to this Credit Agreement.
     “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan other than the Combined Defined Benefit Plan of NACCO Industries, Inc. and its Subsidiaries and the NACCO Materials Handling Group, Inc. Defined Benefit Plan for Union Employees.
     “Solvent” means, with respect to any Person as of a particular date, that as of such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities (without duplication of any underlying liability related thereto), of such Person with such assets being valued and liabilities being determined consistent with the standards applicable under Section 101(32) of the Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act, and (e) the present fair saleable value of the assets of such Person (on a going-concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Southern Pines Property” means the property owned by the Borrower and located at 261 Yadkin Road, Southern Pines, North Carolina.
     “Spinoff Agreement” means that certain Amended and Restated Spinoff Agreement, dated April 25, 2007, by and among NACCO, Housewares Holding Company, Holdings and the Borrower.
     “Statutory Reserves” means for any Interest Period for any Eurodollar Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
     “Subject Property” means such term as defined in Section 6.19.
     “Subordinated Debt” means unsecured Indebtedness incurred by Holdings, the Borrower or any other Credit Party, which, in each case, is expressly subordinated and made junior to the payment and performance in full of the Obligations and contains terms and conditions satisfactory to the Required Lenders; provided that Indebtedness from a Credit Party to any direct or indirect owner of the Borrower that is evidenced by a promissory note substantially in the form of Exhibit P shall constitute Subordinated Debt for all purposes hereunder.
     “Subsidiary” of any Person means (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of the capital stock of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries of such Person, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries of such Person has more than 50% of the equity interest at any time.

     “Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the applicable title company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the applicable title company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements requested by Administrative Agent or (b) otherwise acceptable to the Administrative Agent.
     “Tax Sharing Agreement” means that certain Amended Tax Sharing Agreement, dated as of May 14, 1997, among the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which NACCO is the common parent.
     “Term Loan Commitment” means $125,000,000 (U.S.).
     “Term Loan Commitment Percentage” means, for each Lender, the percentage identified as its Term Loan Commitment Percentage opposite such Lender’s name on Schedule 1.1A, as such percentage may be modified by assignment in accordance with the terms of this Agreement.
     “Term Loans” means the term loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Term Loan Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.9.
     “Term Notes” means the promissory notes of the Borrower in favor of each Lender evidencing the Term Loans and substantially in the form of Exhibit F, as such promissory notes may be amended, modified, supplemented or replaced from time to time.
     “Termination Event” means (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of Holdings or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Benefit Plan pursuant to Section 4041 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that is reasonably likely to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Holdings or any ERISA Affiliate from a Multiemployer Plan. Notwithstanding the foregoing, neither the Holdings Spinoff nor the NACCO Dividend shall be considered a “Termination Event” under this Agreement.
     “Title Policy” means a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) in form and substance satisfactory to Administrative Agent insuring the Lien of a Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which policy (or such marked-up commitment) shall be issued by a title company acceptable to Administrative Agent.
     “Total Leverage Ratio” means the ratio of (i) the total average Funded Debt of Holdings and its Subsidiaries for the applicable period on a consolidated basis and giving pro forma effect to the Transactions to (ii) Consolidated Adjusted EBITDA of Holdings and its Subsidiaries on a consolidated basis. The applicable period of computation shall be the trailing 12-month period ending as of the date of determination.
     “Transactions” means the payment of the NACCO Dividend, the payment of fees, costs and expenses in connection with the NACCO Dividend, the repayment of certain existing Indebtedness of the Borrower and its Subsidiaries, and the borrowing by Borrower of the Term Loans on the Closing Date.
     “Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and among NACCO, Holdings and Kitchen Collection.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.
     “UBS Securities” means such term as defined in Section 13.6.
     “UCC” means such term as defined in Section 1.3.
     “Unfinanced Capital Expenditures” means, for any period, all Capital Expenditures not financed from proceeds of Consolidated Funded Debt (other than Loans made under this Agreement).

     “Voting Stock” means, with respect to any Person, Capital Stock issued by such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Working Capital Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.
     1.2 Accounting Terms.
     Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the latest annual, quarterly or monthly financial statements under Section 7.1 (or prior to the delivery of the first financial statements under Section 7.1 used in the preparation of the financial statements described in Section 6.6). For purposes of calculating “pro forma” compliance with the financial covenants set forth in Article VIII or the other financial tests set forth in Article IX in respect of a proposed transaction, such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent calendar month end preceding the date of such transaction with respect to which the Administrative Agent has received the most recent annual, monthly or quarterly financial reports of the Consolidated Group, as applicable.
     The Borrower shall deliver to the Administrative Agent at the same time as the delivery of any annual or quarterly financial statement under Section 7.1, (a) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the most recent preceding annual, quarterly or monthly financial statements and (b) reasonable estimates of the difference between such statements arising as a consequence thereof.
     Notwithstanding the foregoing, if any change in the accounting principles used in the preparation of the latest annual, quarterly or monthly financial statements under Section 7.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Consolidated Parties with the agreement of their independent certified public accountants and such change results in a change in the method of calculation of any of the covenants, standards or terms found in Article VIII or Article IX, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Consolidated Parties shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Required Lenders and the Borrower, so as to reflect such change in accounting principles.

     1.3 Other Definitional Provisions.
     Terms not otherwise defined herein which are defined in the Uniform Commercial Code as in effect in the State of New York (the “UCC”) shall have the meanings given them in the UCC. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to the Credit Agreement as a whole and not to any particular provision of this Credit Agreement, unless otherwise specifically provided. References in this Agreement to “Annexes”, “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Annexes, Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any times herein unless otherwise specified herein shall refer to Eastern Standard or Daylight Savings time, as from time to time in effect. Whenever any provision in any Credit Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that a Senior Officer of such Credit Party has actual or constructive knowledge or awareness of a particular fact or circumstance.
ARTICLE II
THE LOANS
     2.1 Term Loan Commitments.
     Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Term Loan to Borrower on the Closing Date in the principal amount equal to its Term Loan Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
     2.2 The Term Loans.
     (a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Base Rate Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments. Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments.
     (b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.3. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Loans outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
     (c) Each Lender shall make each Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request.
     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.2(d) shall cease.
     (e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     2.3 Borrowing Procedure.
     To request a Borrowing, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Loan in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of a Base Rate Loan, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.2:
     (a) the aggregate amount of such Borrowing;
     (b) the date of such Borrowing, which shall be a Business Day;
     (c) whether such Borrowing is to be a Base Rate Loan or a Eurodollar Loan;
     (d) in the case of a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
     (e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.2(c); and
     (f) that the conditions set forth in Section 5.1 have been satisfied as of the date of the notice.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Loan. If no Interest Period is specified with respect to any requested Eurodollar Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     2.4 Evidence of Debt; Repayment of Term Loans.
     (a) Promise to Repay. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.9.
     (b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.
     (c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Term Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit F. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 14.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     2.5 Fees.
     The Borrower agrees to pay administrative and underwriting fees pursuant to and in accordance with the terms of the Fee Letter. All such fees shall be paid on the dates due, in immediately available funds in dollars. Once paid, none of such fees shall be refundable under any circumstances.
     2.6 Interest on Loans.
     (a) Base Rate Loans. Subject to the provisions of Section 2.6(c), the Term Loans comprising each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Percentage.
     (b) Eurodollar Loans. Subject to the provisions of Section 2.6(c), the Term Loans comprising each Eurodollar Loan shall bear interest at a rate per annum equal to the Adjusted Eurodollar Rate for the Interest Period in effect for such Term Loan plus the Applicable Percentage.
     (c) Default Rate. Notwithstanding the foregoing, during an Event of Default, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of any Term Loan, 2% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section 2.6 or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.6(a) (in either case, the “Default Rate”).
     (d) Interest Payment Dates. Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan; provided that (i) interest accrued pursuant to Section 2.6(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.
     (e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
     2.7 Termination of Commitments.
     The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.
     2.8 Interest Elections.
     (a) Generally. Each Term Loan initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Loan, may elect Interest Periods therefor, all as provided in this Section 2.8. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Loans outstanding hereunder at any one time.
     (b) Interest Election Notice. To make an election pursuant to this Section 2.8, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.3 if Borrower were requesting a Term Loan of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.2:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be a Base Rate Loan or a Eurodollar Loan; and
     if the resulting Borrowing is a Eurodollar Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
     If any such Interest Election Request requests a Eurodollar Loan but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (c) Automatic Conversion to Base Rate Loan. If an Interest Election Request with respect to a Eurodollar Loan is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Loan and (ii) unless repaid, each Eurodollar Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto but may be converted back to a Eurodollar Loan if and after such Event of Default has been cured or waived.
     2.9 Amortization of Term Loans.
Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth on Annex I, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to the amount set forth on Annex I for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date.
     2.10 Optional and Mandatory Prepayments of Term Loans.
     (a) Optional Prepayments. Borrower shall have the right to prepay any Term Loan, in whole or in part, so long as at the time of any such prepayment: (i) Excess Availability shall be at least $15,000,000 or such lesser amount as may be permitted under the Revolving Credit Agreement; (ii) no “Default” or “Event of Default” shall have occurred and be continuing or would exist after giving effect to such optional prepayment under the Revolving Credit

Agreement; and (iii) if Excess Availability is less than $25,000,000, the amount of such optional prepayment shall constitute “Consolidated Fixed Charges” under, and solely under, the Revolving Credit Agreement; subject to the requirements of this Section 2.10; provided, that, each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $1.0 million or, if less, the outstanding principal amount of such Term Loan.
     (b) Asset Sales. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale (other than with respect to any sale of Working Capital Priority Collateral) in excess of $1,000,000 in the case of any one single Asset Sale or $3,000,000 in the case of Asset Sales in the aggregate during any one fiscal year by Holdings or any of its Subsidiaries, Borrower shall, subject to Section 2.10(h), make prepayments in accordance with Sections 2.10(f) and (g) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required on such date to the extent that Borrower shall have delivered an officers’ certificate from a Senior Financial Officer of Borrower to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 180 days following the date of such Asset Sale (which officers’ certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(b); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the Security Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Lenders.
     (c) Debt Issuance. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by Holdings or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(f) and (g) in an aggregate amount equal to 100% of such Net Cash Proceeds.
     (d) Casualty Events. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds (other than the proceeds of any Working Capital Priority Collateral) from a Casualty Event by Holdings or any of its Subsidiaries, Borrower shall, subject to Section 2.10(h), make prepayments in accordance with Sections 2.10(f) and (g) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
     (i) such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an officers’ certificate from a Senior Financial Officer of Borrower to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid, no later than 180 days following the date of receipt of such proceeds; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Lenders; and

     (ii) if any portion of such Net Cash Proceeds shall not be so applied within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(d).
     (e) Excess Cash Flow. No later than the earlier of (i) 90 days after the end of each Excess Cash Flow Period and (ii) the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 7.1, Borrower shall make prepayments in accordance with Sections 2.10(f) and (g) in an aggregate amount equal to 50% of Excess Cash Flow for the Excess Cash Flow Period then ended; provided, that if the Total Leverage Ratio is less than or equal to 2.50 to 1.00 at the end of any such Excess Cash Flow Period, Borrower shall not be required to make any such prepayment with respect to such Excess Cash Flow Period.
     (f) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(g), subject to the provisions of this Section 2.10(f). Any prepayments of Term Loans pursuant to Section 2.10(a) shall be applied as elected by Borrower. Any prepayments of Term Loans pursuant to Section 2.10(b), (c), (d) or (e) shall be applied pro rata in inverse order of maturity to reduce scheduled prepayments required under Section 2.9 on a pro rata basis among the prepayments remaining to be made on each Term Loan Repayment Date.
Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Term Loans required under this Section 2.10 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an interest bearing escrow account on terms satisfactory to the Administrative Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.
     (g) Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of a Base Rate Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Loan of the same Type as provided in Section 2.2, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.6.
     (h) Compliance with Intercreditor Agreement. Notwithstanding anything to the contrary herein, no prepayments of Loans shall be required or permitted pursuant to Sections 2.10(b) and (d) from the proceeds of Working Capital Priority Collateral unless and until such time, if any, as all obligations under the Revolving Credit Agreement have been repaid in full in cash or cash collateralized as required by the terms of the Revolving Credit Agreement.
     2.11 Alternate Rate of Interest.
If prior to the commencement of any Interest Period for a Eurodollar Loan:
     (a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or
     (b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Loan shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Loan, such Borrowing shall be made as a Base Rate Loan.
     2.12 Increased Costs.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate);

     (ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     2.13 Breakage Payments.
     In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.
     2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
     (a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest, fees, or of amounts payable under Section 2.12, 2.13, 2.15 or 14.5, or otherwise) on or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 14.5 shall be made directly to the persons entitled thereto and payments pursuant to other Credit Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Credit Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Credit Document shall be made in dollars, except as expressly specified otherwise.
     (b) Pro Rata Treatment.
     (i) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

     (ii) Each payment on account of principal of the Term Loans shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders.
     (c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
     (d) Sharing of Set-Off. Subject to the terms of the Intercreditor Agreement, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law Administrative Agent or any Lender receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Person shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the they are entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

     (e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.2(c), 2.14(e), 2.17(d), 2.18(d), 2.18(e) or 13.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     2.15 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Credit Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Credit Party shall make such deductions and (iii) the applicable Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
     (b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
     (c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent and each Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to

Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii) duly completed copies of Internal Revenue Service Form W-8ECI,
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit N, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
(iv) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.
(f) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
     2.16 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the other Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (i) Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 14.3;
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and
     (iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
     2.17 Allocation of Payments After Event of Default.
     Notwithstanding any other provisions of this Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Administrative Agent or any Lender on account of amounts outstanding with respect to any of the Obligations or in respect of the Collateral shall be paid over or delivered to make the following payments (as the same become due at maturity, by acceleration or otherwise) (it being understood that amounts collected or received with respect to Obligations and Collateral shall be applied in the following manner but first to satisfy all Obligations (other than obligations under the Guaranty Agreements) in full and then to satisfy the Obligations under the Guaranty Agreements):
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;
     SECOND, to payment of any fees owed to Administrative Agent hereunder or under any other Credit Document;
     THIRD, to the payment of all reasonable out-of-pocket costs and expenses, (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;
     FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to the Lenders hereunder, and including with respect to any Interest Rate Protection Agreement, to the extent such Interest Rate Protection Agreement is permitted by this Agreement, any fees, premiums and scheduled periodic payments due under such Interest Rate Protection Agreement and any interest accrued thereon;
     FIFTH, to the payment of the outstanding principal amount of the Loans, pro rata, as set forth below and including with respect to any Interest Rate Protection Agreement, to the extent such Interest Rate Protection Agreement is permitted by this Agreement, any breakage, termination or other payments due under such Interest Rate Protection Agreement and any interest accrued thereon;
     SIXTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding Term Loans, and obligations outstanding under the Interest Rate Protection Agreements and other Lender Hedging Agreements (if any) permitted by this Agreement bears to the aggregate then outstanding Term Loans, and obligations outstanding under the Interest Rate Protection Agreements and any other Lender Hedging Agreements permitted by this Agreement) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH,” “FIFTH,” and “SIXTH” above.
ARTICLE III
[INTENTIONALLY OMITTED]
ARTICLE IV
[INTENTIONALLY OMITTED]
ARTICLE V
CONDITIONS PRECEDENT
     5.1 Closing Conditions.
     The obligation of the Lenders to enter into this Agreement is subject to satisfaction of the following conditions (in form and substance acceptable to the Administrative Agent):
     (a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of (i) this Agreement; (ii) the Term Notes; (iii) the Guaranty Agreements; (iv) the Security Agreement; (v) the Pledge Agreement; (vi) the Holdings Pledge Agreement; and (vii) all other Credit Documents.
     (b) No Default; Representations and Warranties. As of the Closing Date (i) both before and after giving effect to the Transactions, there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects.

     (c) Opinions of Counsel. Receipt by the Administrative Agent of an opinion, or opinions, in form and substance satisfactory to the Administrative Agent, addressed to the Administrative Agent on behalf of the Lenders and dated as of the Closing Date, from legal counsel to the Credit Parties which covers, among other matters, valid corporate existence, power and authority, legality, validity and binding effect of all loan, guaranty and security documents, perfection of security interests, and the absence of any violation of law or regulation or conflict with any existing material contracts.
     (d) Corporate Documents. Receipt by the Administrative Agent of the following:
     (i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party that is a party to a Credit Document, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary as of the Closing Date to be true and correct.
     (ii) Resolutions. Copies of resolutions of the Board of Directors or other comparable managing body of each Credit Party that is party to a Credit Document, approving and adopting the Credit Documents to which it is a party and the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.
     (iii) Bylaws/Operating Agreements. A copy of the bylaws or operating agreement of each Credit Party that is a party to a Credit Document, certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.
     (iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to each Credit Party that is a party to a Credit Document, certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of organization and each other jurisdiction in which such Credit Party carries on business and is required by the laws of such jurisdiction to be qualified therein to do so except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (ii) where applicable, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.
     (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

     (e) Compliance with Financial Obligations. The Credit Parties shall be in compliance in all material respects with all existing financial obligations owed to third parties.
     (f) Personal Property Collateral. The Administrative Agent shall have received:
     (i) searches of filings under the UCC in the jurisdiction of organization of each Credit Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
     (ii) duly completed financing statements under the UCC for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect (or otherwise render opposable to third parties) the Administrative Agent’s security interest in the Collateral;
     (iii) searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Collateral;
     (iv) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral to the extent required under the Security Agreement;
     (v) duly executed consents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Lenders’ security interest in the Collateral; and
     (vi) all stock certificates evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement and the Holdings Pledge Agreement, together with duly executed in blank undated stock powers attached thereto.
     (g) No Material Adverse Effect. No event shall have occurred since December 31, 2006 that has had or could reasonably be expected to have material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole.
     (h) Litigation. There shall be no action, suit, investigation or proceeding pending or, to the knowledge of any Credit Party, threatened, in any court or before any arbitrator or Governmental Authority that could reasonably be expected (i) to materially and adversely affect Holdings or any of its Subsidiaries or (ii) to materially and adversely affect any transaction contemplated by this Agreement or any of the other Credit Documents or the ability of Holdings, the Borrower or any other Credit Party to perform its obligations under the Credit Documents.

     (i) Consents and Approvals. Receipt by the Administrative Agent of evidence that all material governmental, shareholder and third party consents and approvals necessary or desirable in connection with the execution and delivery of the Credit Documents and the consummation of the transactions set forth therein have been obtained.
     (j) Officer’s Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Senior Financial Officer of the Borrower on behalf of the Credit Parties as of the Closing Date stating that (A) each Credit Party is in compliance with all existing material financial obligations, (B) all material governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the other transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect a member of the Consolidated Group or any other transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, and (D) immediately after giving effect to this Agreement, the other Credit Documents and the other transactions contemplated therein to occur on such date, (1) no Default or Event of Default exists, and (2) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.
     (k) Priority of Liens. The Administrative Agent shall have received satisfactory evidence that (i) other than Permitted Liens and subject to the Intercreditor Agreement, the Administrative Agent, on behalf of the applicable Lenders, holds a perfected, first priority Lien on all applicable Collateral and (ii) none of the Collateral is subject to any other Liens other than Permitted Liens.
     (l) Evidence of Insurance. Receipt by the Administrative Agent of copies of certificates of insurance of the Credit Parties evidencing general comprehensive liability and property insurance meeting the requirements set forth in the Credit Documents, including, without limitation, naming the Administrative Agent as loss payee on behalf of the Lenders and each Lender as additional insured, as applicable.
     (m) Consolidated Group Structure. The capital and ownership structure of the Consolidated Group shall be as described in Schedule 5.1(m).
     (n) Solvency Certificate. Receipt by the Administrative Agent of an officer’s certificate in form and substance satisfactory to the Administrative Agent prepared by a Senior Financial Officer of Holdings stating that Holdings and its Subsidiaries on a consolidated basis are Solvent and are in compliance with all financial covenants contained in this Agreement on a pro forma basis after giving effect to the Transactions, in substantially the form of Exhibit I hereto.
     (o) Sources and Uses; Payment Instructions. Receipt by the Administrative Agent from the Borrower of (i) a statement of sources and uses of funds covering all payments reasonably expected to be made by the Borrower in connection with the Closing

Date, including an itemized estimate of all fees, expenses and other closing costs and (ii) payment instructions with respect to each wire transfer to be made by the Administrative Agent on behalf of the Lenders or the Borrower on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.
     (p) Financial Statements. The Administrative Agent shall have received (i) the Financial Statements described in Section 6.6.
     (q) Fees and Expenses. All fees and expenses required to be paid under this Agreement on or prior to the Closing Date shall have been paid in full.
     (r) No Changes in Corporate or Capital Structure. No change after April 25, 2007 shall have occurred with respect to the corporate or capital structure of the Borrower and its Subsidiaries (after giving effect to the NACCO Dividend and the borrowing of the Term Loans) that is materially adverse to the Lenders.
     (s) Intercreditor Agreement. The Administrative Agent shall have received a duly executed copy of the Intercreditor Agreement, in form and substance reasonably satisfactory to Administrative Agent.
     (t) Revolving Credit Agreement Amendment. The Administrative Agent shall have received a duly executed copy of an Revolving Credit Agreement Amendment in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers, as necessary to permit the Transactions under the terms of the Revolving Credit Agreement.
     (u) Patriot Act, Etc. The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     (v) Total Leverage Ratio. Immediately after giving effect to the Transactions, the Total Leverage Ratio on the Closing Date shall not be greater than 3.90 to 1.00.
     (w) Updated Ratings. The Administrative Agent shall have received evidence satisfactory to it that Holdings shall have received updated corporate and facility ratings of Holdings and the Term Loan from each of Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc.
     (x) Other. The Administrative Agent shall have received such other documents, agreements or information as reasonably requested by the Administrative Agent or any Lender.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Borrower hereby represents and warrants to each Lender that:
     6.1 Organization and Good Standing.
     Except as set forth on Schedule 6.1, each Credit Party (i) is a corporation or limited liability company duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of the State of its incorporation or formation, as the case may be, (ii) is duly qualified and in good standing as a foreign corporation or limited liability company authorized to do business in every jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and (iii) has the requisite corporate or limited liability company power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.
     6.2 Due Authorization.
     Except as set forth on Schedule 6.2, each Credit Party (a) has the requisite corporate power and authority to execute, deliver and perform such of the Credit Documents to which it is a party and to incur the obligations herein and therein provided for, and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform such of the Credit Documents to which it is a party.
     6.3 No Conflicts.
     With respect to each Credit Party, neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (a) violate or conflict in any material respect with any provision of its articles or certificate of incorporation or bylaws or other organizational documents, as applicable, (b) violate, contravene or conflict in any material respect with any law, regulation (including without limitation Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, which violation, contravention or conflict could reasonably be expected to have a Material Adverse Effect, (c) violate, contravene or conflict in any material respect with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, which violation, contravention or conflict could reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation of any material Lien upon or with respect to its properties except in favor of the Lenders.
     6.4 Consents.
     No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of this Agreement or any of the other Credit Documents other than those consents, authorizations, approvals, orders, filings, registrations, and qualifications which have been obtained, copies of which have been delivered to the Administrative Agent, or the failure of which to receive, make or obtain could not reasonably be expected to have a Material Adverse Effect.
     6.5 Enforceable Obligations.
     This Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party (with regard to each agreement or instrument to which it is a party) enforceable in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, moratorium or insolvency laws or similar laws affecting creditors’ rights generally and by general equitable principles.
     6.6 Financial Statements; Projections; Material Adverse Change.
     (a) Historical Financial Statements. Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings (i) as of and for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006, audited by and accompanied by the unqualified opinion of Ernst & Young LLP, independent public accountants, and (ii) as of and for the three-month period ended March 31, 2007, certified by the Senior Financial Officer of Holdings. Such financial statements and all financial statements delivered pursuant to Section 7.1 have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of Holdings as of the dates and for the periods to which they relate.
     (b) Pro Forma Financial Statements. Borrower has heretofore delivered to the Lenders Holdings’ unaudited pro forma consolidated balance sheet and statements of income and cash flows and pro forma EBITDA, for the fiscal year ended December 31, 2006, and as of and for the three-month period ended March 31, 2007, in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows. Such pro forma financial statements are based upon good faith estimates and assumptions believed by the management of Holdings to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.
     (c) Forecasts. The projections furnished to the Lenders and satisfactory to the Arrangers with respect to Holdings and its Subsidiaries on a consolidated basis, giving effect to the Transactions, quarterly for the fiscal 2007 period and annually thereafter through 2013 (the “Projections”), are based upon good faith estimates and assumptions believed by the management of Holdings to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.
     6.7 No Default.
     None of the Credit Parties is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which any of them is a party or by which any of them is bound which default has had or could reasonably be expected to have a Material Adverse Effect. None of the Credit Parties knows of any dispute regarding any indenture, contract, lease, agreement, instrument or other commitment which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     6.8 Liens.
     There are no Liens in favor of third parties with respect to any of the Collateral, including, without limitation, with respect to the Inventory, wherever located, other than Permitted Liens. To the knowledge of the applicable Credit Party, no lessor, warehouseman, filler, processor or packer of any such Credit Party has granted any Lien with respect to the Inventory maintained by such Credit Party at the property of any such lessor, warehousemen, filler, processor or packer. Upon the proper filing of financing statements and the proper recordation of other applicable documents with the appropriate filing or recordation offices in each of the necessary jurisdictions and the payment of applicable filing fees, the security interests granted pursuant to the Credit Documents constitute and shall at all times constitute valid and enforceable first, prior and perfected Liens on the Collateral (subject to Permitted Liens and the Intercreditor Agreement). The Credit Parties are or will be at the time additional Collateral is acquired by them, the absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create a Lien therein, free and clear of any and all Liens in favor of third parties, except Permitted Liens. The Credit Parties will at their expense warrant, until payment in full of the Obligations and termination of the Commitments, and, at the Administrative Agent’s request, defend the Collateral from any and all Liens (other than Permitted Liens) of any third party. The Credit Parties will not grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor of any third party (other than Permitted Liens).
     6.9 Indebtedness.
     The Consolidated Group has no Indebtedness except (a) as disclosed in the Financial Statements referenced in Section 6.6, (b) as set forth in Schedule 6.9, and (c) as otherwise permitted under the terms of this Agreement.
     6.10 Litigation.
     Except as disclosed in Schedule 6.10, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower threatened, against any Credit Party which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     6.11 Material Contracts.
     Attached hereto as Schedule 6.11 is a true, correct and complete list of all the Material Contracts currently in effect on the Closing Date. All of the Material Contracts are in full force and effect as of the Closing Date.
     6.12 Taxes.
     Each Credit Party has filed, or caused to be filed, all income tax returns and other material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes, fees, assessment or government charges (a) that are not yet delinquent, (b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (c) the failure to pay could not reasonably be expected to have a Material Adverse Effect. None of the Credit Parties is aware of any proposed material tax assessments against it or any other Credit Party.
     6.13 Compliance with Law.
     None of the Credit Parties has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state, provincial or local government, or any other Governmental Authority or any self regulatory organization, or any judgment, decree or order of any court, applicable to its business or operations except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of each of the Credit Parties is in conformity with all securities, commodities, energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other foreign, federal, state, provincial and local governmental and regulatory requirements and requirements of any self regulatory organizations, except where such non-conformities could not reasonably be expected to have a Material Adverse Effect. None of the Credit Parties has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, and none of such Credit Parties knows of any currently existing circumstances that are likely to result in the violation of, any such statute, law, ordinance, regulation, rule, judgment, decree or order, which non-compliance or violation could reasonably be expected to have a Material Adverse Effect.
     6.14 ERISA.
     (a) Except as would not reasonably be expected to have a Material Adverse Effect, during the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best of Holdings’ or any ERISA Affiliate’s knowledge, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Single Employer Plan; (iii) each Plan, Single Employer Plan and, to the best of Holdings’ or any ERISA Affiliate’s knowledge, each Multiemployer Plan has been maintained, operated, and funded in compliance in all material respects with its own terms and in compliance in all material respects with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor of the PBGC or a Single Employer Plan has arisen or is reasonably likely to arise on account of any Single Employer Plan.
     (b) As of the Closing Date, the actuarial present value of all “benefit liabilities” on a going concern basis, whether or not vested, under each Single Employer Plan, excluding, for the avoidance of doubt, the Combined Defined Benefit Plan of NACCO Industries, Inc. and its Subsidiaries and the NACCO Materials Handling Group, Inc. Defined Benefit Plan for Union Employees, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of all such Plans by more than $10,000,000 in the aggregate.
     (c) Except as would not reasonably be expected to have a Material Adverse Effect, neither Holdings nor any ERISA Affiliate has incurred, or, to the best of Holdings’ or any ERISA Affiliate’s knowledge, is reasonably expected to incur, any withdrawal liability under ERISA with respect to any Multiemployer Plan or Multiple Employer Plan. Except as would not reasonably be expected to have a Material Adverse Effect, neither Holdings nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if Holdings or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither Holdings nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best of Holdings’ or any ERISA Affiliate’s knowledge, reasonably expected to be in reorganization, insolvent, or terminated.
     (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject Holdings or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which Holdings or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability, except for any such prohibited transaction or breach which would not reasonably be expected to have a Material Adverse Effect.
     (e) Except as set forth in the Financial Statements, Holdings and its ERISA Affiliates have no material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

     6.15 Subsidiaries.
     Set forth in Schedule 6.15 is a complete and accurate list of all Subsidiaries of each member of the Consolidated Group. Information on the attached Schedule 6.15 includes a complete and accurate list of the jurisdiction of organization of each member of the Consolidated Group and the percentage ownership interest of voting stock owned by the direct parent company in each such member. The outstanding Capital Stock of all Credit Parties other than the Borrower and Holdings is validly issued, fully paid and non-assessable and is owned by the Borrower, directly or indirectly, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). The outstanding Capital Stock of the Borrower is validly issued, fully paid and non-assessable and is owned directly by Holdings, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.
     6.16 Ownership.
     Each Credit Party has (i) good and marketable fee simple title to or valid leasehold interests in all of its real property (all such real property and the nature of Borrower’s or any of its Subsidiaries’ interest therein is disclosed on Schedule 6.16) and (ii) good and marketable title to all of its other material assets, in each case subject to no Liens other than Permitted Liens. Each Credit Party enjoys peaceful and undisturbed possession of all its real property and there is no pending or, to the knowledge of the Credit Parties, threatened condemnation or expropriation proceeding relating to any such real property. The leases with respect to the leased property, together with any leases of real property entered into by any Credit Party after the Closing Date, are referred to collectively as the “Leases.” All of the real property and the structures thereon and other tangible assets owned, leased or used by any Credit Party in the conduct of its business are (a) insured to the extent and in a manner customary in the industry in which the Credit Parties are engaged, (b) structurally sound with no known material defects, (c) in good operating condition and repair, subject to ordinary wear and tear and casualty, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which would not be material or as a result of casualty, (e) sufficient for the operation of the business of such Credit Party as presently conducted thereon and (f) in conformity with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where the failure to comply or conform with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
     6.17 Use of Proceeds; Margin Stock.
     The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.10. None of such proceeds will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or Regulation X, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X.
     6.18 Government Regulation.
     No Credit Party is subject to regulation under the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, none of the Credit Parties is (a) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (b) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary”.
     6.19 Hazardous Substances.
     Except as disclosed on Schedule 6.19 or except as could not reasonably be expected to have a Material Adverse Effect: (a) all real property owned or leased by any Credit Party or on which any Credit Party operates (the “Subject Property”) is free from “hazardous substances” “contaminants” or “pollutants” or similar substances as defined in the applicable Environmental Laws in concentrations or amounts that require cleanup under any Environmental Laws; (b) no portion of the Subject Property is subject to federal, provincial, state or local, complaint, investigation or, to the Borrower’s knowledge, liability under applicable Environmental Laws because of the presence of leaked or spilled petroleum products, waste materials or debris, “PCB’s” or PCB items (as defined in 40 C.F.R. §763.3), underground storage tanks, “asbestos” (as defined in 40 C.F.R. §763.63) or the past or present accumulation, spillage or leakage of any such substance subject to regulation under the Environmental Laws; (c) each Credit Party is in compliance with all Environmental Laws applicable in connection with the operation of its businesses, and (d) Borrower does not know of any complaint or investigation under Environmental Laws regarding the Subject Property.
     6.20 Intellectual Property.
     Each Credit Party owns, or has the legal right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.20 is a list of all material Intellectual Property owned by each Credit Party or that any Credit Party has the right to use. Except as provided on Schedule 6.20, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties’ knowledge the use of such Intellectual Property by any Credit Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     6.21 Solvency.
     Each Credit Party individually, and the Credit Parties as a whole, are and, after consummation of this Agreement and after giving effect to all Indebtedness incurred hereunder will be Solvent.
     6.22 Location of Assets.
     The Credit Parties’ chief executive offices are at the locations set forth on Schedule 6.22 hereto, and the books and records of the Credit Parties and all chattel paper and all records of accounts are located at the chief executive offices of the Credit Parties or as otherwise noted on Schedule 6.22. All other locations where the Credit Parties keep, store or maintain any Collateral are set forth on Schedule 6.22 hereto. There is no jurisdiction in which any Credit Party has any Collateral (except for Inventory held for shipment by third Persons, Inventory in transit, Inventory held for processing by third Persons, or immaterial quantities of Inventory) other than those jurisdictions listed on Schedule 6.22. Schedule 6.22 is a true, correct and complete list in all material respects of (i) the names and addresses of each warehouseman, filler, processor and packer at which Inventory is stored, (ii) the address of the chief executive offices of the Credit Parties, (iii) the address of all offices where records and books of account of the Credit Parties are kept or where Collateral is kept, stored or maintained and (iv) the state of incorporation or formation of each of the Credit Parties. None of the receipts received by any of the Credit Parties from any warehouseman, filler, processor or packer states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person’s assigns.
     6.23 D/B/A or Trade Names.
     Except as set forth on Schedule 6.23, none of the Credit Parties has used any Business Entity, d/b/a or trade name during the five (5) years preceding the date hereof, other than the Business Entity name shown on its Articles or Certificate of Incorporation or other organizational documents and as set forth on Schedule 6.23.
     6.24 Trade Suppliers.
     Attached hereto as Schedule 6.24 is a true, correct and complete list of all of the suppliers who have sold goods to the Credit Parties during the fiscal year ended December 31, 2006, for an amount representing five (5) percent or more of the accounts of the Credit Parties payable for such year.
     6.25 No Employee Disputes.
     There are no controversies pending or, to the best knowledge of the Borrower after diligent inquiry, threatened between any Credit Parties and any of their respective employees, other than employee grievances which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.26 Brokers’ Fees.
     Except for fees payable to the Arrangers in connection with the closing and syndication of this Credit Agreement, no Credit Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents to occur on the Closing Date other than the closing and other fees payable pursuant to this Agreement and those fees set forth in Schedule 6.26.
     6.27 Labor Matters.
     None of the Credit Parties is engaged in any unfair labor practice. There is (a) no material unfair labor practice complaint pending against any Credit Party or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board or any applicable state or local labor relations board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that could reasonably be expected to have a Material Adverse Effect is so pending against any Credit Party or, to the best knowledge of the Borrower, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or, to the best knowledge of the Borrower, threatened against any of them, which could reasonably be expected to have a Material Adverse Effect and (c) to the best of the knowledge of the Borrower, no union representation questions with respect to the employees of any of the Credit Parties and no union organizing activities which could reasonably be expected to have a Material Adverse Effect.
     6.28 Status of Accounts.
     Each Account of each Credit Party is based on an actual and bona fide sale and delivery of goods to, rendition of services to, or the provision of other consideration to customers, made by such Credit Party in the ordinary course of its business, except for those Accounts which are insurance proceeds; the goods and inventory being sold or leased and the Accounts created are its exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Liens; and such Credit Party’s customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or contra that could reasonably be expected to have, when aggregated with any such other disputes, offsets, defenses, counterclaims or contras, a Material Adverse Effect. Each Credit Party confirms to the Lenders that any and all taxes or fees relating to the Accounts or the goods relating thereto, are its sole responsibility and that same will be paid by such Credit Party when due (unless duly contested and adequately reserved for) and that none of said taxes or fees is or will become a lien on or claim against the Accounts.
     6.29 Key Members of Management.
     Attached hereto as Schedule 6.29 is a true, correct and complete list of the members of management of the Credit Parties who report to the Chief Executive Officer of the Borrower as of the date hereof.

     6.30 Accuracy and Completeness of Information.
     All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of then current circumstances, when taken as a whole. There is no fact now known to any Senior Officer of any Credit Party which has had, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the Financial Statements, or any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent.
     6.31 Insurance.
     Schedule 6.31 sets forth a true, complete and correct description of all insurance maintained by each Credit Party as of the Closing Date. All insurance maintained by the Credit Parties is in full force and effect, all premiums have been duly paid, and no Credit Party has received notice of violation or cancellation thereof. Each Credit Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
     6.32 Security Documents.
     (a) Security Agreement. The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Lenders, legal, valid and enforceable Liens on, and security interests in, the Collateral and (other than with respect to vehicles), when (i) financing statements and other filings in appropriate form are filed in the appropriate offices and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Security Document), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

     (c) Valid Liens. Each Security Document will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.
     6.33 Anti-Terrorism.
     (a) No Credit Party and, to the knowledge of the Credit Parties, none of their Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
     (b) No Credit Party and to the knowledge of the Credit Parties, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Term Loans is any of the following:
     (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (OFAC) at its official website or any replacement website or other replacement official publication of such list.
No Credit Party and, to the knowledge of the Credit Parties, no broker or other agent of any Credit Party acting in any capacity in connection with the Term Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
ARTICLE VII
AFFIRMATIVE COVENANTS
     Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Loans, together with interest, fees and other Obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated that they will do or cause to be done the following:
     7.1 Information Covenants.
     The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:
     (a) Annual Financial Statements. As soon as available and in any event within one-hundred twenty (120) days after the close of each fiscal year of the Consolidated Group, a consolidated and consolidating balance sheet of the Consolidated Group as at the end of such fiscal year together with related consolidated and consolidating statements of income, shareholder’s equity and of cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all in reasonable detail and, in the case of the consolidated financial statements, audited by independent certified public accountants of recognized national standing and whose opinion shall be to the effect that such consolidated financial statements have been prepared in accordance with GAAP and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Group as a going concern. It is specifically understood and agreed that failure of the annual financial statements to be accompanied by an opinion of such accountants in form and substance as provided herein shall constitute an Event of Default hereunder. The financial statements delivered pursuant to this Section 7.1(a) will have been prepared in accordance with GAAP and will present fairly in all material respects the consolidated and consolidating financial condition, results of operations and cash flows of the Consolidated Group as of the date thereof.
     (b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Consolidated Group, a consolidated balance sheet and unaudited statements of income of the Consolidated Group as at the end of such quarterly period together with related consolidated statements of retained earnings, shareholder’s equity and of cash flows for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all in reasonable form and detail acceptable to the Administrative Agent, and accompanied by a certificate of a Senior Financial Officer of Holdings as being true and correct and as having been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes. The financial statements delivered pursuant to this Section 7.1(b) will have been prepared in accordance with GAAP and will present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Consolidated Group as of the date thereof.
     (c) [Intentionally Omitted].
     (d) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and (b), a certificate of a Senior Financial Officer of Holdings and the Borrower substantially in the form of Exhibit J to the effect that no Default or Event of Default exists, or if any Default or Event of Default does exist specifying the nature and extent thereof and what action Holdings and the Borrower propose to take with respect thereto. In addition, such certificate shall (i) demonstrate compliance with the financial covenants contained in Article VIII by calculation thereof as of the end of each such fiscal period, (ii) in the case of such certificates delivered pursuant to Section 7.1(a), contain a calculation of Excess Cash Flow for such fiscal year, and (iii) contain information regarding expenditures made by the Credit Parties as to Permitted Investments and Capital Expenditures during the prior fiscal year or fiscal quarter, as applicable.
     (e) Auditor’s Reports. Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to a member of the Consolidated Group in connection with any annual, interim or special audit of the books of the Consolidated Group.
     (f) SEC and Other Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and material reports to or from, the Securities and Exchange Commission, or any successor agency and (ii) upon the request of the Administrative Agent, all material reports and written information to and from the United States Environmental Protection Agency, or any foreign, state, provincial or local agency responsible for environmental matters, the United States Occupational Safety and Health Administration, or any foreign, state, provincial or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters relating to a member of the Consolidated Group.
     (g) Notices. (i) Promptly, but in no event later than three (3) Business Days after a Senior Officer obtains knowledge thereof, written notice of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action Holdings and the Borrower propose to take with respect thereto, and (ii) promptly, but in no event later than five (5) Business Days after a Senior Officer obtains knowledge thereof, of the occurrence of any of the following with respect to a Credit Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Credit Party which, if adversely determined, could reasonably be expected to have, a Material Adverse Effect, (B) any levy of an attachment, execution or other process against the assets of a Credit Party having a value of $500,000 or more, (C) the occurrence of an event or condition which shall constitute a default or event of default under any Indebtedness of a member of the Consolidated Group in excess of $500,000, (D) any development in the business or affairs of any member of the Consolidated Group which has resulted in, or which the Borrower reasonably believes may result in, a Material Adverse Effect, (E) the receipt of written notice by any Credit Party of potential liability or responsibility for violation, or alleged violation of any applicable federal, foreign, state, provincial or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect or (F) promptly, of any change in the name of any Credit Party.
     (h) Annual Budget. For each fiscal year of the Consolidated Group, not later than the earlier of (i) the date which is two weeks following the board meeting of Holdings’ directors approving the annual budget of the Consolidated Group for each such fiscal year and (ii) the end of the first fiscal quarter of each such fiscal year, an annual budget of the Consolidated Group containing, among other things, pro forma financial statements, projected Excess Availability and projected compliance with the financial covenants contained in Article VIII by calculation thereof as of the end of such fiscal year, prepared on a monthly basis.
     (i) Other Information. With reasonable promptness upon receipt of any such request, such other information regarding the business, properties or financial condition of the Consolidated Group as the Administrative Agent or the Lenders may reasonably request.
Documents required to be delivered pursuant to Sections 7.01(a), 7.01(b) or 7.01(f) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission in connection with the Borrower’s 10-K or 10-Q filings) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or any other similar website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (1) the Borrower shall deliver a paper copy of such documents to the Administrative Agent upon the request of the Administrative Agent and (2) the Borrower shall notify (which notification may be made via facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 7.01(d) to the Administrative Agent and each Lender.
     7.2 Preservation of Existence and Franchises.
     Each Credit Party will do all things necessary to preserve and keep (and will cause each of its Subsidiaries to keep) in full force and effect its existence, franchises and authority, except for corporate reorganizations and other similar transactions which could not reasonably be expected to have a Material Adverse Effect.

     7.3 Books and Records.
     The Credit Parties will keep complete and accurate books and records of its transactions in accordance with sound accounting practices on the basis of GAAP and in compliance with applicable law. In addition, each Credit Party will maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with sound business practice and in compliance with applicable law.
     7.4 Compliance with Law.
     Each of the Credit Parties will comply with all material laws, rules, regulations and orders of, and all applicable restrictions imposed by all applicable Governmental Authorities applicable to it, including applicable Environmental Laws if noncompliance could reasonably be expected to have a Material Adverse Effect.
     7.5 Payment of Taxes and Other Indebtedness.
     Each of the Credit Parties will pay and discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it or them, or upon its or their capital, income or profits, or upon any of its or their properties or any taxes, assessments and governmental charges or levies required to be collected and remitted by them, before they shall become delinquent, or (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, would give rise to a Lien or charge upon any of its or their properties, other than a Permitted Lien; provided, however, that there is no requirement to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) shall give rise to an immediate right to foreclosure on a Lien (other than a Permitted Lien) securing such amounts or (ii) otherwise could reasonably be expected to have a Material Adverse Effect.
     7.6 Insurance; Casualty Event.
     (a) Each of the Credit Parties will maintain comprehensive general liability insurance covering third party property damage and insurance covering the Collateral up to the replacement value thereof, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to the Administrative Agent in its reasonable discretion. The present coverage of the Credit Parties is outlined as to carrier, policy number, expiration date, type and amount on Schedule 6.31 hereto. All policies covering the Collateral are to name the applicable Credit Parties and the Administrative Agent as loss payees in case of loss, as their interests may appear, and are to contain such other provisions as the Administrative Agent may reasonably require to fully protect the Administrative Agent’s interest in the Collateral and to any payments to be made under such policies. All comprehensive general liability policies of the Credit Parties are to name the Administrative Agent and each Lender as an additional insured. Certificates of insurance evidencing the insurance covering the Collateral are to be delivered to the Administrative Agent on or prior to the Closing Date, premium prepaid, with the loss payable endorsement in the Administrative Agent’s favor, and shall provide for not less than thirty (30) days prior written notice to the Administrative Agent, of the exercise of any right of cancellation. True copies of all original insurance policies shall be delivered to the Administrative Agent on or prior to the Closing Date. In the event any Credit Party fails to respond in a timely and appropriate manner (as determined by the Administrative Agent in its reasonable discretion) with respect to collecting under any insurance policies required to be maintained under this Section 7.6, the Administrative Agent shall have the right, in the name of itself or any Credit Party, to file claims under such insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(b) Each of the Credit Parties will provide written notice to the Administrative Agent of the occurrence of any Casualty Event promptly, but in no event later than five (5) Business Days after a Senior Officer obtains knowledge of the occurrence of such Casualty Event wherein the amount of the damage, destruction, loss or diminution in value of Collateral is in excess of $1,000,000. The applicable Credit Party will diligently file and prosecute its claim or claims for any award or payment in connection with a Casualty Event. Subject to the terms of the Intercreditor Agreement, in connection with any Casualty Event, the Credit Parties will pay to the Administrative Agent, promptly upon receipt thereof, any and all insurance proceeds and payments received by any of the Credit Parties on account of damage, destruction or loss of all or any portion of the Collateral (other than the Working Capital Priority Collateral) and the Administrative Agent shall cause such proceeds to be applied or released for application in accordance with Section 7 of the Security Agreement; provided, that, (i) such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an officers’ certificate from a Senior Financial Officer of Borrower to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such proceeds were paid, no later than 180 days following the date of receipt of such proceeds; provided, that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Lenders; and (ii) if any portion of such Net Cash Proceeds shall not be so applied within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in Section 2.10(d). At any time an Event of Default has occurred and is continuing or in the case of a Casualty Event with respect to the Term Loan Priority Collateral in excess of $1,000,000, no settlement on account of any such Casualty Event shall be made without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, and the Credit Parties will deliver to the Administrative Agent such documents as may be requested by the Administrative Agent in connection therewith and will consult with the Administrative Agent, its attorneys and agents in the making and prosecution of such claim or claims. Each of the Credit Parties hereby irrevocably authorizes and appoints the Administrative Agent its attorney-in-fact, after the occurrence and during the continuance of an Event of Default, to collect and receive for any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and each of the Credit Parties shall, upon demand of the Administrative Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Administrative Agent for the benefit of the Lenders, free and clear of any encumbrances of any kind or nature whatsoever.
     7.7 Maintenance of Property.
     Each of the Credit Parties will maintain and preserve its properties and equipment necessary in its business (in whomever’s possession as they may be) in good repair, working order and condition, normal wear and tear and casualty excepted (and having regard to their respective ages), and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.
     7.8 [Intentionally Omitted].
     7.9 ERISA.
     The Borrower will give written notice to the Administrative Agent promptly, but in no event later than five (5) Business Days after a Senior Officer obtains knowledge thereof, of: (a) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or could reasonably be expected to lead to, an ERISA Event; (b) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against Holdings or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (c) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which Holdings or any ERISA Affiliate is required to contribute to each Single Employer Plan or Multiemployer Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (d) any change in the funding status of any Single Employer Plan, in each case, that could reasonably be expected to have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by a Senior Financial Officer of Holdings briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by Holdings or any ERISA Affiliate with respect thereto. Promptly upon request, Holdings and the Borrower shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to filed with the DOL and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
     7.10 Use of Proceeds.
     The proceeds of the Loans hereunder will be used solely to finance (i) the payment by the Borrower of the NACCO Dividend on the Closing Date, (ii) the payment of fees, costs and expenses in connection with the NACCO Dividend, and (iii) the repayment of certain existing Indebtedness of the Borrower and its Subsidiaries.
     7.11 Additional Collateral; Additional Guarantors.
     (a) Subject to the terms of the Intercreditor Agreement and this Section 7.11, with respect to any personal property (other than leasehold interests) acquired after the Closing Date by any Credit Party that is intended to be subject to the Lien created by any of the Security Documents (as specified in this Section 7.11) but is not so subject (other than Equity Interests in Foreign Subsidiaries not required to be pledged under Section 7.11(b)), promptly (and in any event within 60 days after the acquisition thereof, unless the Administrative Agent agrees to a longer time period) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for their benefit and for the benefit of the applicable Lenders, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties. Notwithstanding the foregoing, Borrower shall have no obligation to perfect the Administrative Agent’s Liens on Intellectual Property outside the United States.
(b) Subject to the terms of the Intercreditor Agreement, with respect to any person that is or becomes a Subsidiary after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary, unless the Administrative Agent agrees to a longer time period) (i) pledge and deliver (with respect to Foreign Subsidiaries, to the extent permitted by law) to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, provided that, with respect to any Foreign Subsidiary, no more than 65% of the Equity Interests of any first-tier Foreign Subsidiary of Borrower or any Guarantor (and no stock of any other Foreign Subsidiary) shall be so pledged and delivered as security for the Obligations, (ii) deliver to the Administrative Agent as security for the Obligations all intercompany notes owing from such Subsidiary to any Credit Party that is a Borrower or Guarantor and (iii) if such new Subsidiary is a domestic Subsidiary, cause such new domestic Subsidiary to execute and deliver a Joinder Agreement or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto and (B) cause to take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

     (c) Subject to the terms of the Intercreditor Agreement, promptly grant to the Administrative Agent, unless the Administrative Agent otherwise agrees, within 60 days of the acquisition thereof, a security interest in and Mortgage on each parcel of real property owned in fee by such Credit Party that is a Borrower or a domestic Subsidiary other than the Southern Pines Property, as is acquired by such Credit Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $1,000,000 (unless the subject property is already mortgaged to a third party to the extent permitted by Section 9.2), in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 9.2). Subject to the terms of the Intercreditor Agreement, such Mortgages shall be granted pursuant to documentation consistent with the form of Mortgage attached hereto as Exhibit H, or otherwise reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens reasonably acceptable to the Administrative Agent. Subject to the terms of the Intercreditor Agreement, the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Credit Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired real property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage; provided, that, if Borrower is able to obtain a “no change” affidavit acceptable to the applicable title company to enable it to issue the Title Policy, then a new Survey shall not be required).
     (d) Borrower may designate any Subsidiary acquired or formed after the Closing Date as a Non-Guarantor Subsidiary by written notice to the Administrative Agent; provided, however, that if at any time any Non-Guarantor Subsidiary or group of Non-Guarantor Subsidiaries in the aggregate (other than (i) Altoona, (ii) Apex, and (iii) any Foreign Subsidiary that is not required to take the actions specified in Section 7.11(b)(ii) by operation of the last sentence of Section 7.11(b)) not otherwise subject to Section 7.11(b) has assets with either a book value or fair market value in excess of $1,000,000, then Borrower shall, and shall cause one or more of such Subsidiaries to, comply with Section 7.11(b) within the time frames set forth therein so that no Non-Guarantor Subsidiary or group of Non-Guarantor Subsidiaries in the aggregate holds property having either a book value or fair market value in excess of $1,000,000.
     (e) The Administrative Agent may, in any instance, waive the collateral requirements set forth in this Section 7.11 if it reasonably determines that the benefits to be obtained by the applicable Lenders from the Liens and security interests provided in this Section 7.11 are not sufficiently more than the cost and expense of obtaining such Liens and security interests.

     7.12 Access to Properties and Inspections; Annual Meetings.
     (a) Each Credit Party will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Credit Party at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Credit Party with the officers and employees thereof and advisors therefor (including independent accountants).
     (b) On or before May 31st of each year commencing with May 31, 2008, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location, venue, date and time or, at the option of the Administrative Agent, by conference call, the costs of such venue or call to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Credit Parties and the budgets presented for the current fiscal year of the Credit Parties.
     7.13 [Intentionally Omitted].
     7.14 Collateral Records.
     Each Credit Party agrees to maintain such books and records regarding Accounts and the other Collateral as the Administrative Agent may reasonably require, and agrees that such books and records will reflect the Lenders’ interest in the Accounts and such other Collateral. Each of the Credit Parties agrees to afford the Administrative Agent thirty (30) days prior written notice of any change in the location at which any Collateral is stored or maintained (other than Inventory held for shipment by third Persons, Inventory in transit, Inventory held for processing by third Persons or immaterial quantities of assets, equipment or Inventory) or in the location of its chief executive office or place of business from the locations specified in Schedule 6.22, and to execute in advance of such change, cause to be filed and/or delivered to the Administrative Agent any financing statements or other documents required by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent. Each of the Credit Parties agrees to advise the Administrative Agent promptly, in sufficient detail, of any material change relating to the type, quantity or quality of the Collateral or any related event which could reasonably be expected to have a Material Adverse Effect.
     7.15 Security Interests.
     Each Credit Party and its Subsidiaries will at its expense, for so long as the Credit Documents remain effective, warrant and defend the Collateral against any and all claims, demands and Liens (other than Permitted Liens) of any third party. No Credit Party will, or will permit any of its Subsidiaries to, grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor of any third party (other than Permitted Liens). Each Credit Party agrees to comply with the requirements of all state, provincial and federal laws in order to grant to the Lenders a valid and perfected first priority security interest in the Collateral (subject only to Permitted Liens and subject to the terms of the Intercreditor Agreement). The Administrative Agent is hereby authorized by each Credit Party to file any financing statements covering the Collateral. Each Credit Party agrees to take such actions as the Administrative Agent may reasonably request, from time to time, by way of: filing notices of liens, financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Administrative Agent’s custodians; keeping stock records; obtaining lien waivers from landlords and mortgagees and from warehousemen, fillers, processors and packers and their respective landlords and mortgagees; paying claims, which might if unpaid, become a Lien (other than a Permitted Lien) on the Collateral; and performing such further acts as the Administrative Agent may reasonably require in order to effect the purposes of this Credit Agreement and the other Credit Documents.
     7.16 [Intentionally Omitted].
     7.17 Trademarks.
     Each Credit Party will do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of trademarks, service marks and other marks, trade names or other trade rights owned or licensed by such Credit Party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that, with respect to any such trade rights licensed by a Credit Party, such Credit Party shall be obligated only to pursue rights and remedies under its license agreement with respect to such licensed trade rights.
     7.18 Interest Rate Protection Agreements.
     Within 90 days following the Closing Date, the Borrower shall have in place Interest Rate Protection Agreements having a duration of at least two years, in form and substance satisfactory to Administrative Agent, in an amount equal to at least 50% of the aggregate principal amount of the Term Loans.
     7.19 Revisions or Updates to Schedules.
     If any of the information or disclosures provided on any of Schedules 6.15, 6.16, 6.20, 6.22 or 6.23, originally attached hereto become outdated or incorrect in any material respect, the Borrower shall deliver to the Administrative Agent as part of the Compliance Certificate required pursuant to Section 7.1(d) (or more frequently in the Borrower’s reasonable judgment or upon the request of the Administrative Agent) such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s), which revisions shall be effective from the date accepted in writing by the Administrative Agent, such acceptance not to be unreasonably withheld; provided, that no such revisions or updates to any such Schedule(s) shall be deemed to have cured any breach of warranty or misrepresentation occurring prior to the delivery of such revision or update by reason of the inaccuracy or incompleteness of any such Schedule(s) at the time such warranty or representation previously was made or deemed to be made.

     7.20 Altoona and Apex.
     Altoona and Apex shall not have at any time, in the aggregate, (a) assets having a value in excess of $1,000,000 or (b) any liabilities. Neither Altoona nor Apex shall conduct any business or have any operations at any time other than activities relating to owning assets having, in the aggregate, a value not in excess of $1,000,000.
ARTICLE VIII
FINANCIAL COVENANTS
     Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Loans, together with interest, fees and other Obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated that they will do or cause to be done the following:
     8.1 Maximum Total Leverage Ratio.
     The Consolidated Group shall maintain, as of the last day of each fiscal quarter as set forth below, a Total Leverage Ratio of no greater than the following:

Maximum
Fiscal Quarter Ending:	Total Leverage Ratio:
September 30, 2007	4.50 : 1.00
December 31, 2007	4.25 : 1.00
March 31, 2008	4.00 : 1.00
June 30, 2008	4.00 : 1.00
September 30, 2008	4.00 : 1.00
December 31, 2008	3.75 : 1.00
March 31, 2009	3.50 : 1.00
June 30, 2009	3.50 : 1.00
September 30, 2009	3.50 : 1.00
December 31, 2009	3.50 : 1.00
March 31, 2010	3.25 : 1.00
June 30, 2010	3.25 : 1.00
September 30, 2010	3.25 : 1.00
December 31, 2010	3.25 : 1.00
March 31, 2011, and each fiscal quarter ending thereafter	3.00 : 1.00

     8.2 Minimum Fixed Charge Coverage Ratio.
     The Consolidated Group shall maintain, as of the last day of each fiscal quarter as set forth below, a Fixed Charge Coverage Ratio of not less than the following:

Minimum Fixed
Fiscal Quarter Ending:	Charge Coverage Ratio:
September 30, 2007	1.25 : 1.00
December 31, 2007	1.25 : 1.00
March 31, 2008	1.25 : 1.00
June 30, 2008	1.25 : 1.00
September 30, 2008	1.25 : 1.00
December 31, 2008	1.50 : 1.00
March 31, 2009	1.50 : 1.00
June 30, 2009	1.50 : 1.00
September 30, 2009	1.50 : 1.00
December 31, 2009	1.75 : 1.00
March 31, 2010	1.75 : 1.00
June 30, 2010	1.75 : 1.00
September 30, 2010	1.75 : 1.00
December 31, 2010, and each fiscal quarter ending thereafter	2.00 : 1.00
ARTICLE IX
NEGATIVE COVENANTS
     Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Loans, together with interest, fees and other Obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:
     9.1 Indebtedness.
     The Consolidated Parties will not contract, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness arising under this Agreement and the other Credit Documents;
          (b) Subordinated Debt;

     (c) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business including, to the extent not current, accounts payable and accrued expenses that are subject to bona fide dispute;
     (d) purchase money Indebtedness (including Capital Leases) incurred by the Credit Parties to finance the purchase, construction, or improvement of fixed assets; provided that (i) the total of all such Indebtedness for all of the Credit Parties taken together shall not exceed an aggregate principal amount of $3,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;
     (e) unsecured Indebtedness owing from (i) the Credit Parties to the Consolidated Parties, (ii) Consolidated Parties (other than Credit Parties) to Consolidated Parties (other than Credit Parties), (iii) the Canadian Subsidiaries to the Credit Parties not to exceed $5,000,000 at any time outstanding and (iv) the Mexican Subsidiaries to the Credit Parties not to exceed $3,000,000 at any time outstanding.
     (f) obligations of the Borrower in respect of Hedging Agreements (including Interest Rate Protection Agreements) entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
     (g) the guaranty by one Credit Party of another Credit Party’s obligations, to the extent such obligations constitute Indebtedness permitted hereunder;
     (h) Indebtedness existing as of the Closing Date and set out more specifically in Schedule 6.9 hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension or as otherwise permitted elsewhere herein;
     (i) Indebtedness under performance, surety, statutory or appeal bonds or with respect to workers’ compensation claims or other bonds permitted under the definition of Permitted Liens and incurred in the ordinary course of business;
     (j) Indebtedness arising under the Revolving Credit Agreement, and any renewals, refinancings or extensions thereof to the extent permitted under the Intercreditor Agreement, in an aggregate amount not to exceed $140,000,000;
     (k) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law; and
     (l) other unsecured Indebtedness which does not exceed $3,000,000 in the aggregate at any time outstanding.

     9.2 Liens.
     No Consolidated Party shall contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.
     9.3 Nature of Business.
     The Consolidated Parties shall not substantively alter the character of their business in any material respect from that conducted as of the Closing Date.
     9.4 Consolidation or Merger.
     No Consolidated Party shall enter into any transaction of merger, amalgamation or consolidation or dissolve, liquidate, or wind up its affairs other than the merger, amalgamation or consolidation of (a) a domestic Subsidiary of a Credit Party with or into a Credit Party or with or into another domestic Subsidiary of a Credit Party; provided that if any such merger involves Borrower, Borrower shall be the surviving entity, or (b) any Consolidated Party (other than a Credit Party) into another Consolidated Party (other than a Credit Party).
     9.5 Disposition of Assets.
     The Consolidated Parties will not convey, sell, lease (as lessor), assign, transfer or otherwise dispose of any assets (including the Capital Stock of any Subsidiary of the Borrower) other than (a) sales of Inventory in the ordinary course of business, (b) sales or other dispositions in the ordinary course of business of assets or properties that are obsolete or that are no longer used or useful in the conduct of the business of the Borrower or such Subsidiary (not to exceed in the aggregate in any fiscal year assets with a net book value of $2,500,000), (c) sales in the ordinary course of business of assets or properties (other than Inventory) used in Borrower’s or such Subsidiaries’ business that are worn out or in need of replacement and that are replaced with assets of reasonably equivalent value or utility or which are otherwise productive or useful in the conduct of such Person’s business, (d) (i) sales, leases, assignments, transfers and other dispositions among the Credit Parties, (ii) sales, leases, assignments, transfers and other dispositions among the Consolidated Parties (other than the Credit Parties), and (iii) sales, leases, assignments, transfers and other dispositions from the Consolidated Parties (other than the Credit Parties) to the Credit Parties, (iv) sales, leases, assignments, transfers and other dispositions from Credit Parties to the Canadian Subsidiaries not to exceed $5,000,000 (which $5,000,000 limitation shall include Investments made pursuant to clause (c)(i) of the definition of Permitted Investments and loans under Section 9.1(e)(iii)) (provided, that the foregoing limitation shall not restrict any sales, consignments and other transfers of Inventory from the Credit Parties to the Canadian Subsidiaries in the ordinary course of business), (v) sales, leases, assignments, transfers and other dispositions from the Canadian Subsidiaries to the Credit Parties not to exceed $15,000,000 (which $15,000,000 limitation shall include Investments made pursuant to clause (c)(ii) of the definition of Permitted Investments and loans under Section 9.1(e)(i)) (provided, that the foregoing limitation shall not restrict any sales, consignments and other transfers of Inventory from the Canadian Subsidiaries to the Credit Parties in the ordinary course of business), (e) the sale of Investments under items (a) and (b) of the definition of Permitted Investments, (f) sales, leases, assignments, transfers and other dispositions of any Property located in Mexico by any Mexican Subsidiary, provided that the net consideration received by such Mexican Subsidiary (after payment of fees, expenses, costs and taxes related thereto) in connection with such disposition is distributed to the Borrower, and the Borrower shall promptly notify the Administrative Agent of any such disposition in excess of $2,500,000, (g) the disposition by the Borrower of any Capital Stock of any Mexican Subsidiary so long as the net proceeds of such disposition (after payment of fees, expenses, costs and taxes related thereto) are paid to the Borrower, (h) the disposition by any Credit Party of its Property located in Mexico, provided that no Credit Party shall transfer or relocate its Property to Mexico after the Closing Date, in any fiscal year, having a value in excess of $4,000,000 in the aggregate for all such Credit Parties, plus the unused amount for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); (i) sales, licenses, assignments, transfers and other dispositions of Intellectual Property in the ordinary course of business and the license of Intellectual Property to Kitchen Collection without the right of Kitchen Collection to sublicense such Intellectual Property; and (j) sales, leases, assignments, transfers and other dispositions approved by the Required Lenders.
     To the extent the Required Lenders waive the provision of this Section 9.5 with respect to the sale or disposition of any Collateral, or any Collateral is sold or disposed of as permitted by this Section 9.5, such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Administrative Agent shall take such actions as are appropriate in connection therewith.
     9.6 [Intentionally Omitted].
     9.7 Transactions with Affiliates.
     The Consolidated Parties will not enter into any transaction or series of transactions (other than transactions between the Credit Parties), whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate of any Consolidated Party other than upon terms and conditions that would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate and which are approved by the board of directors (or managers, as applicable) of the applicable member of the Consolidated Group and fully disclosed to the Administrative Agent if outside the ordinary course of the business of the Consolidated Group; provided, that the following transactions shall be permitted (i) the license of Intellectual Property from the Borrower to Kitchen Collection without the right of Kitchen Collection to sublicense such Intellectual Property, (ii) payments or repayments of advances to NACCO or Holdings pursuant to the Tax Sharing Agreement to the extent consistent with past practices, (iii) transactions permitted pursuant to Sections 9.1, 9.4, 9.5, 9.10 or 9.11, (iv) transactions pursuant to and in accordance with the terms of the Transition Services Agreement, and (v) transactions pursuant to and in accordance with the terms of the Spinoff Agreement.
     9.8 Ownership of Subsidiaries.
     The Consolidated Parties will not sell, transfer or otherwise dispose of, any shares of Capital Stock of any of their Subsidiaries, or permit any of their Subsidiaries to issue, sell or otherwise dispose of, any shares of Capital Stock of any of their Subsidiaries, except as permitted under Section 9.5.
     9.9 Fiscal Year.
     The Consolidated Parties will not change any of their respective fiscal years without the prior written consent of the Administrative Agent.
     9.10 Investments.
     The Consolidated Parties will not make any Investments except for Permitted Investments.
     9.11 Restricted Payments.
     The Consolidated Parties will not make any Restricted Payment other than, without duplication: (a) (i) dividends, distributions or other payments from any Consolidated Party (other than a Credit Party) to the Borrower, (ii) distributions or other payments from any Credit Party to any Canadian Subsidiary not to exceed $5,000,000 in the aggregate (which $5,000,000 limitation shall include Investments made pursuant to clause (c)(i) of the definition of Permitted Investments, loans under Section 9.1(e)(iii) and asset dispositions under Section 9.5(d)(v)), and (iii) dividends, distributions or other payments from any Canadian Subsidiary to any Credit Party not to exceed $15,000,000 in the aggregate (which $15,000,000 limitation shall include Investments made pursuant to clause (c)(ii) of the definition of Permitted Investments, loans under Section 9.1(e)(i) and asset dispositions under Section 9.5(d)(vi)); (b) dividends or distributions by the Borrower to Holdings consistent with past practices (i) to pay franchise taxes and other amounts allocable to the Borrower and its Subsidiaries required by Holdings to maintain its corporate existence, and (ii) to reimburse Holdings for the payment of amounts relating to travel and entertainment expenses and legal, consulting, software, accounting and other similar services provided by third parties on the Borrower’s or any of its Subsidiaries’ behalf in the ordinary course of its business; (c) dividends or distributions by the Borrower to Holdings to pay for all operating and overhead expenses of Holdings actually incurred by Holdings (including, without limitation, salaries and other compensation of employees, and directors’ fees and expenses); (d) payments or repayments of advances to NACCO or Holdings pursuant to the Tax Sharing Agreement to the extent permitted under Section 9.7; (e) payments pursuant to and in accordance with the terms of the Transition Services Agreement; (f) dividends and/or repurchases of the common stock of Holdings in the aggregate not to exceed in any one fiscal year an amount equal to (A) $5,000,000, plus (B) 50% of Consolidated Net Income since the Closing Date, plus (C) 100% of the Net Cash Proceeds of any Equity Issuances since the Closing Date; provided, that both before and after giving effect to any such dividend, no Default or Event of Default shall have occurred and be continuing; and (g) the NACCO Dividend.

     9.12 [Intentionally Omitted].
     9.13 Amendments of Material Contracts; Organizational Documents.
     (a) Without the prior written consent of the Administrative Agent, the Consolidated Parties will not: (i) amend, modify, cancel or terminate or permit the amendment, modification, cancellation or termination of any of the Material Contracts if the same could reasonably be expected to have a Material Adverse Effect; (ii) amend or modify, or permit the amendment or modification of, the Revolving Credit Documents except as permitted under the Intercreditor Agreement; or (iii) amend or modify, or permit the amendment or modification of, any other Transaction Document, in each case except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Lenders.
     (b) Without the prior written consent of the Administrative Agent, the Consolidated Parties will not amend or modify, or permit the amendment or modification of the Articles or Certificate of Incorporation, operating agreement or other equivalent organizational document of any of the Consolidated Parties if such amendment or modification would adversely affect the interests of the Administrative Agent or the Lenders.
     9.14 Additional Negative Pledges.
     The Credit Parties will not create or otherwise cause or suffer to exist or become effective, directly or indirectly, (a) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Administrative Agent and the Lenders) on the creation or existence of any Lien upon the assets of any Credit Party, other than Permitted Liens or (b) any contractual obligation which may restrict or inhibit the Administrative Agent’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence and during the continuance of an Event of Default, except for (i) customary provisions in licenses, leases and other contracts restricting the assignment or sale thereof or of the assets or property subject thereto, (ii) pursuant to the Revolving Credit Documents, and (iii) restrictions and conditions imposed by law.
     9.15 Other Indebtedness.
     The Credit Parties will not effect or permit any change in or amendment to any document or instrument pertaining to the subordination, terms of payment or required prepayments of any Subordinated Debt, effect or permit any change in or amendment to any document or instrument pertaining to the covenants or events of default of any Subordinated Debt if the effect of any such change or amendment is to make such covenants or events of default more restrictive, give any notice of optional redemption or optional prepayment or offer to repurchase under any such document or instrument, or, directly or indirectly, make any payment of principal of or interest on or in redemption, retirement or repurchase of any Subordinated Debt, except for the scheduled payments required by the terms of the documents and instruments evidencing Subordinated Debt and permitted by the subordination provisions of the documents and instruments evidencing Subordinated Debt. No Revolving Credit Document may be amended or otherwise modified and no Revolving Obligations (as such term is defined in the Intercreditor

Agreement) may be refinanced other than consistent with, and subject to, the terms of the Intercreditor Agreement.
     9.16 Licenses, Etc.
     The Credit Parties will not enter into licenses of, or otherwise restrict the use of, any Material Intellectual Property (as such term is defined in the Security Agreement) which would prevent any Credit Party from selling, transferring, encumbering or otherwise disposing of any such patent, trademark or copyright.
     9.17 Limitations.
     The Credit Parties will not, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Credit Party to (a) pay dividends or make any other distribution on any of its Capital Stock, (b) pay any Indebtedness owed to another Credit Party, (c) make loans or advances to another Credit Party, (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any license, lease or other contract, (ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of a Credit Party; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of a Credit Party and was not entered into in contemplation of such Person becoming a Subsidiary of a Credit Party, (iii) this Credit Agreement and the other Credit Documents, and (iv) applicable law.
     9.18 Issuance of Capital Stock.
     The Credit Parties will not, nor will they permit any of their Subsidiaries to sell or issue any Capital Stock having a preference over the common stock of such Person if such preferred Capital Stock would constitute Indebtedness hereunder.
     9.19 Sale and Leaseback.
     The Credit Parties will not enter into any Sale and Leaseback Transaction other than a Sale and Leaseback Transaction with respect to the Southern Pines Property.
     9.20 Limitations Regarding Holdings.
     Holdings shall not conduct any business or hold or own any assets other than those arising out of or relating to (i) its ownership of all of the Capital Stock of the Borrower, and (ii) following the consummation of the Holdings Spinoff, its being a public company.

ARTICLE X
POWERS
     10.1 Appointment of Administrative Agent as Attorney-in-Fact.
     Each of Borrower and each other Credit Party hereby irrevocably authorizes and appoints the Administrative Agent, or any Person or agent the Administrative Agent may designate, as Borrower’s and each other Credit Party’s attorney-in-fact, at the Borrower’s cost and expense, to exercise, subject to the limitations set forth in Section 10.2, all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations to the Lenders have been paid and satisfied in full and all of the Commitments have been terminated:
     (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Administrative Agent, the Lenders or Borrower and each other Credit Party, as the case may be, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;
     (b) To receive, open and dispose of all mail addressed to Borrower and each other Credit Party and to notify postal authorities to change the address for delivery thereof to such address as the Administrative Agent may designate;
     (c) To request at any time from customers indebted on Accounts, in the name of Borrower or a third party designee of the Administrative Agent, information concerning the Accounts and the amounts owing thereon;
     (d) To give customers indebted on Accounts notice of the Lenders’ interest therein, and/or to instruct such customers to make payment directly to the Administrative Agent for Borrower’s account;
     (e) To take or bring, in the name of the Administrative Agent, the Lenders or Borrower, all steps, actions, suits or proceedings deemed by the Administrative Agent necessary or desirable to enforce or effect collection of the Accounts; and
     (f) To file, record and register any or all of the Lenders’ security interest in intellectual property of the Borrower and each other Credit Party with the United States Patent and Trademark Office.
     10.2 Limitation on Exercise of Power.
     Notwithstanding anything hereinabove to the contrary, the powers set forth in Section 10.1(b), (d) and (e) above may only be exercised by the Administrative Agent on and after the occurrence and during the continuation of an Event of Default which has not otherwise been waived by the Administrative Agent. The powers set forth in Section 10.1(a), (c) and (f) above may be exercised by the Administrative Agent at any time.

ARTICLE XI
EVENTS OF DEFAULT AND REMEDIES
     11.1 Events of Default.
     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
     (a) Payment. Borrower shall (i) default in the payment when due of any principal owing hereunder, under any of the Credit Documents or in connection herewith, (ii) default in the payment within three (3) Business Days of any interest or fees owing under this Agreement, under any of the other Credit Documents, or in connection herewith, or (iii) default in the payment within five (5) Business Days of demand of other amounts owing hereunder, under any of the other Credit Documents or in connection herewith;
     (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the Credit Documents, or in any written statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which it was made or deemed to have been made;
     (c) Covenants. Any Credit Party shall
     (i) default in the due performance or observance of any term condition or agreement contained in Section 7.1(g)(i), Section 7.2, Section 7.3, Section 7.12, Article VIII or Article IX, or
     (ii) default in the due performance or observance of any term or condition or agreement contained in Section 7.1(i) and such default shall remain unremedied for a period of five (5) Business Days after the occurrence thereof, or
     (iii) default in the due performance or observance of any term or condition contained in Section 7.1(a), (b), (c) or (d) and such default shall remain unremedied for a period of ten (10) Business Days after the occurrence thereof, or
     (iv) default in the due performance or observance of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), (c)(ii) or (c)(iii) of this Section 11.1) contained in this Agreement or any other Credit Document and, to the extent such default is capable of being cured, such default shall continue unremedied for a period of thirty (30) days after the occurrence thereof;
     (d) Other Credit Documents. Any covenant, agreement or obligation of any Credit Party contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any Credit Party shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be canceled, terminated, revoked or rescinded without the express prior written consent of the Administrative Agent, or any action or proceeding shall have been commenced by any Credit Party seeking to cancel, revoke, rescind or disaffirm the obligations of any Credit Party, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable;
     (e) Guaranties. Any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under a Guaranty Agreement;
     (f) Bankruptcy, etc. The occurrence of any Bankruptcy Event with respect to a Credit Party;
     (g) Defaults under Other Agreements. With respect to any Indebtedness, including, without limitation any Indebtedness arising under the Revolving Credit Agreement, in excess of $2,000,000, individually or in the aggregate (other than Indebtedness outstanding under this Agreement), (i) a Credit Party shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (beyond the applicable grace period with respect thereto), or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof;
     (h) Judgments. One or more judgments or decrees shall be entered against one or more of the Credit Parties involving a liability of $2,000,000 or more, individually or in the aggregate (to the extent not paid or fully covered by insurance (subject to payment of the applicable deductible), provided by a carrier who, upon request, has not denied coverage) and any such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;
     (i) ERISA. Any Termination Event with respect to a Benefit Plan shall have occurred and be continuing thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, and the then current value of such Benefit Plan’s benefits guaranteed under Title IV of ERISA exceeds the then current value of such Benefit Plan’s assets allocable to such benefits by more than $10,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);
     (j) Ownership. There shall occur a Change of Control;

     (k) Subordinated Debt. (i) Any Governmental Authority with applicable jurisdiction determines that the Subordinated Debt is not subordinated to any of the Obligations, or (ii) the subordination provisions in any agreement relating to the Subordinated Debt shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of such Indebtedness; or
     (l) Defective Liens. Other than with respect to de minimis items of Collateral not to exceed $250,000 in the aggregate, any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect (other than in accordance with its terms), or shall cease to give the Administrative Agent for the benefit of the Lenders, the Liens, rights, powers and privileges purported to be created and granted under such Security Document in favor of the Administrative Agent, including a perfected first priority security interest in and Lien on all of the Term Loan Priority Collateral (except as otherwise expressly provided in this Agreement or such Security Document, subject to Permitted Liens), or shall be asserted by the Borrower or any other Credit Party not to be a valid, perfected and, in the case of the Term Loan Priority Collateral, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby.
11.2 Acceleration; Remedies.
     Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, with the consent of, and shall, upon the request and direction of, the Required Lenders, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Credit Party, except as otherwise specifically provided for herein:
     (a) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     (b) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents or at law, including, without limitation, the Guaranty Agreements and the Security Agreement, and all rights of set-off.
Notwithstanding the foregoing, if an Event of Default specified in Section 11.1(f) shall occur, then all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders which notice or other action is expressly waived by the Borrower.

     11.3. Rescission.
     If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 14.6, then upon the written consent of the Required Lenders and written notice to the Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
ARTICLE XII
TERMINATION
     Except as otherwise provided in Article XI of this Credit Agreement, the Commitments made hereunder shall terminate on the Maturity Date and all then outstanding Loans shall be immediately due and payable in full. Unless sooner demanded in accordance with this Agreement, all Obligations shall become due and payable as of any termination hereunder or under Article XI and, pending a final accounting, the Administrative Agent may withhold, or cause to be withheld, any balances in the Borrower’s Loan accounts, in an amount sufficient, in the Administrative Agent’s reasonable discretion, to cover all of the Obligations, whether absolute or contingent, unless supplied with a satisfactory indemnity to cover all of such Obligations. All of the Administrative Agent’s and the Lenders’ rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.
ARTICLE XIII
THE ADMINISTRATIVE AGENT
     13.1 Appointment.
     Each Lender hereby designates and appoints UBS AG as Administrative Agent to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit

Documents, together with such other powers as are reasonably incidental thereto, including, without limitation, holding all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Credit Agreement or any other Credit Document for the benefit of the Lenders and executing and delivering the Credit Documents (other than the Credit Agreement) as Administrative Agent for the Lenders. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Administrative Agent is expressly entitled to take or assert under this Agreement and the other Credit Documents. The provisions of this Article XIII are solely for the benefit of the Administrative Agent and the Lenders and none of the members of the Consolidated Group shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Agreement and the other Credit Documents, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any other member of the Consolidated Group.
     13.2 Delegation of Duties.
     The Administrative Agent may execute any of its respective duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected with reasonable care.
     13.3 Exculpatory Provisions.
     Each of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall not be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any member of the Consolidated Group contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder.

Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower or any member of the Consolidated Group in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by Administrative Agent to the Lenders or by or on behalf of the Consolidated Group to Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Consolidated Group, except as directed by the Required Lenders (or to the extent specifically provided in Section 14.6, all the Lenders) in accordance with the terms hereof. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to any of the Lenders.
     13.4 Reliance on Communications.
     The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of the other members of the Consolidated Group, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of its respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 14.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 14.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).
     13.5 Notice of Default.
     Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received notice from a Lender or a member of the Consolidated Group referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or

Event of Default as shall be directed by the Required Lenders (or to the extent specifically provided in Section 14.6, all the Lenders).
     13.6 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates (including, without limitation, UBS Securities LLC (“UBS Securities”); it being understood that each reference to affiliate in this Section 13.6 shall include UBS Securities) has made any representations or warranties to it and that no act by Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Consolidated Group, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Consolidated Group and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Consolidated Group. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Consolidated Group which may come into the possession of Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.
     13.7 Indemnification.
     The Lenders agree to indemnify Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against Administrative Agent in its respective capacity as such in any way relating to or arising out of this Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of Administrative Agent. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, acting reasonably, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section13.7 shall survive the payment of the Obligations and all other amounts payable hereunder and under the other Credit Documents.
     13.8 Administrative Agent in its Individual Capacity.
     The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other member of the Consolidated Group as though Administrative Agent was not an agent hereunder. With respect to the Loans made, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not an agent hereunder, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
     13.9 Successor Administrative Agent.
     Administrative Agent may, at any time, resign upon twenty (20) days’ written notice to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor, so long as no Event of Default shall then exist, shall be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent, provided that such successor is a Lender hereunder or a commercial bank or financial institution organized or licensed under the laws of the United States of America or any State thereof. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Agreement and the other Credit Documents and the provisions of this Section 13.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.
     13.10 Collateral Matters.
     (a) Each Lender authorizes and directs Administrative Agent to enter into the Security Documents for the benefit of the Lenders. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Credit Agreement or the Security Documents, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Document which may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

     (b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in cash and satisfaction of all of the Obligations at any time arising under or in respect of this Credit Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by Administrative Agent if the applicable Credit Party certifies to Administrative Agent that the sale or disposition is made in compliance with Section 9.5 (and Administrative Agent may rely conclusively on any such certificate, without further inquiry) or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.10(b).
     (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the applicable Credit Party, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, acting reasonably, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of such Credit Party in respect of) all interests retained by such Credit Party, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.
     (d) Administrative Agent shall not have any obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Credit Parties or is cared for, protected or insured or that the liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its reasonable discretion, given Administrative Agent’s own interest in the Collateral as one of the Lenders and that Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

     13.11 Rights and Remedies to be Exercised by Administrative Agent Only.
     Each Lender agrees that, except as set forth in Section 14.2, no Lender shall have any right individually (i) to realize upon the security created by the Security Agreement or any other Credit Document, (ii) to enforce any provision of this Credit Agreement or any other Credit Document against one or more of the Credit Parties, or (iii) to make demand under this Credit Agreement or any other Credit Document against one or more of the Credit Parties.
     13.12 Syndication Agent and Documentation Agent.
     The term “Syndication Agent” and the term “Documentation Agent” shall not confer any rights, powers, duties, liabilities, fiduciary relationships or obligations under this Credit Agreement or any of the other documents related hereto.
ARTICLE XIV
MISCELLANEOUS
     14.1 Notices.
     Except as otherwise expressly provided herein, all notices, requests and other communications shall have been duly given and shall be effective (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 14.1 attached hereto, or at such other address as such party may specify by written notice to the other parties hereto; provided, however, that if any notice is delivered on a day other than a Business Day, or after 5:00 p.m. on any Business Day, then such notice shall not be effective until the next Business Day; and provided further, that notices of default shall be effective only upon delivery by hand or by a reputable national overnight air courier service (unless a telecopy notice of default is sent and receipt is confirmed by telephone or telecopy by a Senior Officer of the Borrower, in which case such notice of default shall be effective upon receipt).
     14.2 Right of Set-Off.
     In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuation of an Event of Default, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of a Credit Party against obligations and liabilities of a Credit Party to such Lender hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether such Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. Each Credit Party hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 14.3(c) and whose participation has been disclosed to the Borrower may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.
     14.3 Benefit of Agreement.
     (a) Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto; provided that Borrower may not assign and transfer any of its interests without prior written consent of the Lenders; and provided, further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 14.3.
     (b) Assignments. Subject to the consent of the Borrower (provided, however, that no consent shall be required during the existence and continuation of an Event of Default) and of the Administrative Agent, which consents shall not be unreasonably withheld, each Lender may assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of Exhibit K to one or more Eligible Assignees; provided that any such assignment shall be in a minimum aggregate amount of $1,000,000 of the Commitments and Loans and in integral multiples of $1,000,000 above such amount (or, if less, the entire amount of the Commitments and Loans of such Lender) and that each such assignment shall be of a constant, not varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement. Any assignment hereunder shall be effective upon satisfaction of the conditions set forth in the preceding sentence and delivery to the Administrative Agent of written notice of the assignment together with a transfer fee of $3,500 payable by the assignor to the Administrative Agent for its own account. Upon the effectiveness of any such assignment, the assignee shall become a “Lender” for all purposes of this Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned. Along such lines, the Borrower agrees that upon effectiveness of any such assignment and surrender of the appropriate Note or Notes, it will promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note (but with notation thereon that it is given in substitution for and replacement of the original Note or any replacement notes thereof). In addition to the assignments permitted under this Section 14.3(b), any Lender may (without notice to the Borrower, the Administrative Agent or any other Lender and without payment of any fee) (i) assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank and (ii) assign all or any portion of its rights under this Agreement and its Loans and its Notes to an Affiliate that is an Eligible Assignee. No such assignment, as set forth in clause (i) of the preceding sentence, shall release the assigning Lender from its obligations hereunder.

     By executing and delivering an assignment agreement in accordance with this Section 14.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any member of the Consolidated Group or the performance or observance by any member of the Consolidated Group of any of its obligations under this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Credit Documents are required to be performed by it as a Lender.
     (c) Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender’s rights, obligations or rights and obligations hereunder; provided that (i) such selling Lender shall remain a “Lender” for all purposes under this Agreement (such selling Lender’s obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the participant is participating, (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date but excluding any mandatory prepayment), interest or fees in which the participant is participating, or (C) release all or substantially all of the guaranties or the collateral (except as expressly provided in the Credit Documents) supporting any of the Loans or Commitments in which the participant is participating, and (iii) sub-participations by the participant (except to an affiliate, parent company or affiliate of a parent company of the participant) shall be prohibited. In the case of any such participation, the participant shall not have any rights under this Agreement or the other Credit Documents (the participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided, however, that such participant shall be entitled to receive additional amounts under Sections 2.11 through 2.16; except that such participant shall not be entitled to receive any amount greater than such selling Lender would have received had such Lender not sold such participation.
     14.4 No Waiver; Remedies Cumulative.
     The Borrower hereby waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No failure or delay on the part of Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower or any other Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.
     14.5 Payment of Expenses; Indemnification.
     Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent and the Arrangers in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Winston & Strawn LLP, special counsel to the Administrative Agent), any appraisals, field exams or inspections (subject to the limitations set forth in Section 7.12 hereof), any amendment, waiver or consent relating to the Credit Documents including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Agreement or any other Credit Party under the other Credit Documents and with respect to the Collateral or the Obligations, including, without limitation, filing public notices, preparing or filing documents, making title examinations or rendering opinions, protecting, maintaining, or preserving the Collateral or its interest therein, enforcing or foreclosing the Liens under the Security Documents, whether through judicial procedures or otherwise; and defending or prosecuting any actions or proceedings arising out of or relating to its transactions with Borrower or any of its Subsidiaries under this Credit Agreement or any other Credit Document and (ii) the Administrative Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent and each of the Lenders); (b) pay and hold each of the Lenders harmless from and against any and all claims for Non-Excluded Taxes to the extent set forth in Section 2.15 and hold each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such Non-Excluded Taxes; and (c) indemnify Administrative Agent, each Arranger and each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not Administrative Agent, any Arranger or Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any of the Loans (including, in each case, other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent they relate to disputes solely between or among the Lenders (excluding UBS AG acting in its capacity as Administrative Agent) or they are incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).
     14.6 Amendments, Waivers and Consents.
     Neither the amendment or waiver of any provision of this Credit Agreement or any other Credit Document, nor the consent to any departure by Borrower or other Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by each of the Lenders, do any of the following: (a) increase the Commitments of any Lender or subject any Lender to any additional obligations, (b) except as otherwise expressly provided in this Credit Agreement, reduce the principal of, or the amount or rate of interest on (other than a waiver of default rate interest), any Note or any fees hereunder, (c) extend the Maturity Date or postpone any date fixed for any payment in respect of principal of, or interest on, any Note or any fees hereunder, (d) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder, (e) amend or waive this Section 14.6, or change the definition of Required Lenders, (f) except as may be otherwise expressly provided in this Agreement, release Borrower or any Guarantor, or (g) except as may be otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Credit Parties permitted under this Credit Agreement, release any Liens in favor of the Lenders on any material portion of the Collateral; provided, that, no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article XIII (other than the provisions of Section 13.9) so long as any such amendment, modification or waiver is not adverse to the Borrower. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 1.1A from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

     14.7 Dissenting Lenders.
     If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16. Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
     14.8 Defaulting Lender.
     Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders and that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender in the Administrative Agent’s reasonable discretion.
     14.9 Counterparts.
     This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart by telecopy or “pdf” shall be as effective as delivery of a manually executed counterpart hereto and shall constitute a representation that an original executed counterpart will be provided.
     14.10 Headings.
     The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     14.11 Survival of Indemnification and Representations and Warranties.
     All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, and the repayment of the Loans and other obligations and the termination of the Commitments hereunder.

     14.12 Currency.
     The use of term “dollars” or “Dollars” or the symbol “$” or “U.S. $” in the Credit Documents shall mean a reference to lawful money of the United States of America unless specifically indicated otherwise.
     14.13 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.
     (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in state court in New York City, New York County, New York, or in any federal court for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower and each other Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Borrower and each other Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 14.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against Borrower or any other Credit Party in any other jurisdiction.
     (b) Each of the Borrower and each other Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
     14.14 Damages.
     To the extent permitted by applicable law, no Credit Party shall assert, and each hereby waives, any claim against Administrative Agent or Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof.
     14.15 Waiver of Jury Trial.
     TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING

TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     14.16 Severability.
     If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
     14.17 Loan Entirety.
     This Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein; provided, however, that the Fee Letter shall remain in effect subsequent to the execution and delivery of this Agreement.
     14.18 Binding Effect; Further Assurances.
     This Agreement shall become effective at such time, on or after the Closing Date, that the conditions precedent set forth in Section 5.1 have been satisfied and when it shall have been executed by Borrower, each Credit Party and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of Borrower, each Credit Party, each Lender and the Administrative Agent, together with their respective successors and permitted assigns. The Borrower agrees, upon the request of the Administrative Agent and/or the Required Lenders, to promptly take such actions, as reasonably requested, as are appropriate to carry out the intent of this Agreement and the other Credit Documents, including, but not limited to, such actions as are reasonably necessary to ensure that the Lenders have a perfected security interest in all collateral securing the Obligations, subject to no Liens other than Permitted Liens.
     14.19 Confidentiality.
     The Administrative Agent and the Lenders agree to keep confidential (and to cause their respective affiliates, officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished to the Administrative Agent or any such Lender by or on behalf of the Credit Parties (whether before or after the Closing Date) which relates to the Credit Parties (the “Information”). Notwithstanding the foregoing, the Administrative Agent and Lenders shall be permitted to disclose Information (i) to its affiliates, officers, directors, employees, agents and representatives in connection with their participation in any of the transactions evidenced by this Agreement or any other Credit Documents or the administration of this Agreement or any other Credit Documents (so long as such Persons are notified of the confidential nature of the information); (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any Governmental Authority; (iii) to the extent such

Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement or any agreement entered into pursuant to clause (iv) below, (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis or (C) was available to the Administrative Agent or Lenders on a non-confidential basis prior to its disclosure to the Administrative Agent or any Lender by the Credit Parties; (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first specifically agrees in a writing furnished to and for the benefit of the parties hereto to be bound by the terms of this Section 14.19; (v) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information customarily found in such publications or (vi) to the extent that the Credit Parties shall have consented in writing to such disclosure. Nothing set forth in this Section 14.19 shall obligate the Administrative Agent or any Lender to return any materials furnished by the Credit Parties.
     14.20 Judgment Currency.
     (a) If for the purposes of obtaining judgment in any court it is necessary to convert all or any part of the Indebtedness or any other amount due to the Lenders hereunder or under any security in respect of the Borrower’s obligations hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”) Borrower to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Other Currency at its principal offices in New York, New York on the day (a “Business Day”) on which the Administrative Agent is open for the transaction of its banking business at such offices immediately preceding the day on which any such judgment, or any relevant part thereof, is paid or otherwise satisfied.
     (b) The obligation of Borrower in respect of any sum due in the Original Currency from it to the Lenders hereunder or under any security in respect of the Borrower’s obligation hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such Other Currency or of any other sum in any Other Currency the Administrative Agent may, in accordance with their normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lenders in the Original Currency, the Borrower shall, as a separate obligation and notwithstanding any such judgment, indemnify the Administrative Agent against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Lenders, the Administrative Agent shall remit such excess to the Borrower.
     14.21 Maximum Rate.
     Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrower, the Administrative Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Administrative Agent or any Lender for the use, forbearance, or detention of the money loaned to Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Administrative Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Borrower to the Administrative Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness. The terms and provisions of this Section 14.21 shall control every other provision of this Credit Agreement and all agreements among the Borrower, the Administrative Agent and the Lenders.
     14.22 Nonliability of Administrative Agent and Lenders.
     The relationship between Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.
     14.23 Independent Nature of Lenders’ Rights.
     The amounts payable at any time hereunder to each Lender under such Lender’s Note or Notes shall be a separate and independent debt.
[Remainder of page intentionally left blank]

     Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

HAMILTON BEACH/PROCTOR-SILEX, INC.,

By: Name:	/s/ James H. Taylor James H. Taylor
Title:	Vice President, Chief Financial Officer and Treasurer

HOLDINGS:

HAMILTON BEACH, INC.,
in its capacity as a Credit Party

By: Name:	/s/ James H. Taylor James H. Taylor
Title:	Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT AND LENDERS:

UBS AG, STAMFORD BRANCH,
in its capacity as Administrative Agent

By: Name:	/s/ Richard L. Tavrow Richard L. Tavrow
Title:	Director

By: Name:	/s/ David B. Julie David B. Julie
Title:	Associate Director

WACHOVIA BANK, NATIONAL ASSOCIATION,
in its capacity as Syndication Agent

By: Name:	/s/ Gerald P. Hullinger Gerald P. Hullinger
Title:	Managing Director

UBS LOAN FINANCE LLC,
in its capacity as a Lender

By: Name:	/s/ Richard L. Tavrow Richard L. Tavrow
Title:	Director

By: Name:	/s/ David B. Julie David B. Julie
Title:	Associate Director

KEYBANK, NATIONAL ASSOCIATION,
in its capacity as Documentation Agent

By: Name:	/s/ Carla Laning Carla Laning
Title:	Vice President